Execution Version


                               PURCHASE AGREEMENT

                          dated as of November 3, 2000

                                     among

                                NRG ENERGY, INC.

                                      and

                          NRG GRANITE ACQUISITION LLC

                                    as Buyer

                                      and

                                 LS POWER, LLC,

                           CB CAPITAL INVESTORS, LLC

                                      and

                              COGEN GRANTOR TRUST,

                                   as Sellers

                                      and

                        GRANITE POWER PARTNERS II, L.P.

                               TABLE OF CONTENTS
                                                                            PAGE

ARTICLE 1.    CERTAIN DEFINITIONS..............................................2

ARTICLE 2.    Purchase and Sale of Interests..................................19

      Section 2.1 Purchase and Sale of Interests..............................19

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES CONCERNING GRANITE II............23

      Section 3.1   Organization, Qualification and Organizational Power......23
      Section 3.2   Authorization; Validity...................................24
      Section 3.3   No Conflict...............................................24
      Section 3.4   Equity Interests..........................................25
      Section 3.5   Financial Statements......................................25
      Section 3.6   Litigation; Compliance with Law...........................26
      Section 3.7   Tax Matters...............................................27
      Section 3.8   Material Contracts........................................29
      Section 3.9   Consents and Approvals....................................31
      Section 3.10  Brokers ..................................................31
      Section 3.11  ERISA and Employees ......................................31
      Section 3.12  Title to Properties ......................................32
      Section 3.13  Insurance ................................................32
      Section 3.14  Transactions with Certain Persons ........................33
      Section 3.15  Compliance With Environmental Laws; No Release of
                    Hazardous Substances......................................33
      Section 3.16  Regulation ...............................................35
      Section 3.17  Unlawful Payments ........................................35
      Section 3.18  Borger Energy Associates, L.P. ...........................35
      Section 3.19  Intellectual Property ....................................35
      Section 3.20  Disclosure ...............................................36

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES CONCERNING LSP MANAGEMENT........36

      Section 4.1   Organization, Qualification and Organizational Power......36
      Section 4.2   No Conflict; Consents and Approvals.......................36
      Section 4.3   Membership Interests......................................37
      Section 4.4   Litigation; Compliance with Law...........................38
      Section 4.5   Material Contracts........................................38
      Section 4.6   ERISA and Employees.......................................39
      Section 4.7   Regulation................................................39
      Section 4.8   Unlawful Payments.........................................39
      Section 4.9   Tax Matters...............................................39
      Section 4.10  Brokers...................................................39

ARTICLE 5.    REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER...........40

      Section 5.1   Organization and Organizational Power.....................40
      Section 5.2   Authorization; Validity...................................40
      Section 5.3   No Conflict; Consents and Approvals.......................40
      Section 5.4   Ownership of Interests....................................41
      Section 5.5   Regulation................................................42
      Section 5.6   Brokers...................................................42

ARTICLE 6.    REPRESENTATIONS AND WARRANTIES OF BUYER.........................42

      Section 6.1   Organization and Corporate Power..........................42
      Section 6.2   Authorization; Validity...................................43
      Section 6.3   No Conflict...............................................43
      Section 6.4   Consents and Approvals....................................43
      Section 6.5   Brokers...................................................43
      Section 6.6   Availability of Funds.....................................44
      Section 6.7   No Knowledge of the Sellers' or Granite II's Breach.......44
      Section 6.8   Investment................................................44

ARTICLE 7.    ACKNOWLEDGEMENT OF BUYER........................................44

      Section 7.1   Acknowledgment............................................44
      Section 7.2   Disclaimer Regarding Assets...............................46
      Section 7.3   Limitation of Sellers' Affiliates' Liability..............47
      Section 7.4   Excluded Interests........................................47

ARTICLE 8.    ADDITIONAL AGREEMENTS...........................................47

      Section 8.1   Access to Information; Continuing Disclosure..............47
      Section 8.2   Regulatory Approvals......................................48
      Section 8.3   Further Assurances........................................49
      Section 8.4   Certain Tax Matters.......................................50
      Section 8.5   Regular Course of Business................................51
      Section 8.6   Maintenance of Representations and Warranties.............52
      Section 8.7   No Other Negotiations.....................................52
      Section 8.8   Development Projects......................................53
      Section 8.9   Tax Matters...............................................53
      Section 8.10  Non-Competition...........................................54
      Section 8.11  Transition Plan...........................................55
      Section 8.12  Equipment.................................................55
      Section 8.13  Insurance.................................................56
      Section 8.14  Interim Loan Obligations..................................56
      Section 8.15  Letter of Credit..........................................56
      Section 8.16  Excluded Interests........................................56
      Section 8.17  Borger Interests..........................................57


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

      Section 8.18  New Projects..............................................57
      Section 8.19  Expansion Projects........................................58

ARTICLE 9.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.....................59

      Section 9.1   No Injunction.............................................59
      Section 9.2   Representations and Warranties and Covenants..............59
      Section 9.3   Project Material Adverse Effect...........................60
      Section 9.4   Approvals and Filings.....................................64
      Section 9.5   Updated Schedules.........................................64
      Section 9.6   Other Projects............................................64
      Section 9.7   Deliveries................................................64

ARTICLE 10.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS..........64

      Section 10.1  No Injunction.............................................65
      Section 10.2. Representations and Warranties............................65
      Section 10.3  Performance...............................................65
      Section 10.4  Approvals and Filings.....................................65
      Section 10.5  Deliveries................................................66

ARTICLE 11.   CLOSING.........................................................66

      Section 11.1  Time and Place............................................66
      Section 11.2  Deliveries................................................66

ARTICLE 12.   TERMINATION AND ABANDONMENT.....................................69

      Section 12.1  Methods of Termination....................................69
      Section 12.2  Procedure Upon Termination and Consequences...............69

ARTICLE 13.   SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION...................70

      Section 13.1  Survival..................................................70
      Section 13.2  Indemnification...........................................71
      Section 13.3  Dispute Resolution........................................77
      Section 13.4  New York Courts...........................................81

ARTICLE 14.   MISCELLANEOUS...................................................81

      Section 14.1  Amendment and Modification................................81
      Section 14.2  Waiver of Compliance......................................81
      Section 14.3  Notices...................................................81
      Section 14.4  Binding Nature; Assignment................................83
      Section 14.5  Entire Agreement..........................................84
      Section 14.6  Expenses..................................................84
      Section 14.7  Press Releases and Announcements; Disclosure..............84
      Section 14.8  Governing Law.............................................85

      Section 14.9  Nonforeign Affidavit......................................85
      Section 14.10 Counterparts..............................................86
      Section 14.11 Construction..............................................86
      Section 14.12 Interpretation............................................86
      Section 14.13 Buyer.....................................................86
      Section 14.14 Visitation................................................87

                                   SCHEDULES

Schedule 1A              -       Knowledge
Schedule 1B              -       Latest Balance Sheets
Schedule 1C              -       Operating Budgets
Schedule 3.3             -       Conflicts
Schedule 3.4             -       Partnership and Equity Interests
Schedule 3.5             -       Financial Statements
Schedule 3.6             -       Litigation; Compliance with Law
Schedule 3.7             -       Tax Matters
Schedule 3.8A            -       Granite II Material Contracts
Schedule 3.8B            -       Subsidiary Material Contracts
Schedule 3.9             -       Consents and Approvals
Schedule 3.13            -       Insurance
Schedule 3.14            -       Transactions With Certain Persons
Schedule 3.15            -       Environmental Matters
Schedule 3.19            -       Intellectual Property
Schedule 4.2             -       Conflicts
Schedule 4.3             -       Membership Interests
Schedule 4.4             -       Litigation; Compliance with Law
Schedule 4.5             -       LSP Management Material Contracts
Schedule 5.4             -       Ownership of Interests
Schedule 6.4             -       Consents and Approvals
Schedule 7.1.3           -       Buyer's Acknowledgement
Schedule 8.5             -       Regular Course of Business
Schedule 8.8             -       Development Projects
Schedule 9.4             -       Approvals and Filings (Buyer's Condition)
Schedule 9.6A            -       Nelson Project
Schedule 9.6B            -       Pike Project
                                 Approvals and Filings (Granite II's and
Schedule 10.4            -       Sellers' Condition)
Schedule 11.2.5A         -       Opinion Matters (Counsel to Sellers)

Schedule 11.2.5B         -       Opinion Matters (Counsel to Buyer)
Schedule 11.2.6          -       Independent Directors

                               PURCHASE AGREEMENT


      This Purchase Agreement, dated as of November 3, 2000 (this "Agreement"), among NRG Energy, Inc., a Delaware corporation ("NRG Energy"), NRG Granite Acquisition LLC, a Delaware limited liability company ("NRG Granite") (together, jointly and severally, "Buyer"), LS Power, LLC, a Delaware limited liability company ("LS Power"), CB Capital Investors, LLC, a Delaware limited liability company (as transferee from Chase Manhattan Capital, L.P.) ("CBCI"), and the trust created by that certain Trust Agreement dated December 3, 1991, with Joseph Cogen, trustee, ("Cogen") (each of LS Power, CBCI and Cogen, a "Seller", and collectively, the "Sellers"), and Granite Power Partners II, L.P., a Delaware limited partnership ("Granite II").

                                    RECITALS

      A. The Sellers collectively own all of the limited partnership interests and all of the general partnership interests in Granite II.

      B. LS Power owns all of the limited liability company membership interests in LS Power Management, LLC, a Delaware limited liability company ("LSP Management" and, together with Granite II, the "Target Entities").

      C. Buyer desires to purchase from each Seller, and each Seller desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of the partnership interests in Granite II ("Granite Interests") owned by such Seller. Buyer also desires to purchase from LS Power, and LS Power desires to sell to Buyer, subject to the terms and conditions of this Agreement, all of the limited liability company membership interests in LSP Management ("LSP Management Interests") owned by LS Power.

                                   AGREEMENT

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1. CERTAIN DEFINITIONS

      For the purposes of this Agreement, the following words and phrases shall have the following meanings:

      "Actual Dispute Value" has the meaning as set forth in Section 9.3.2.

      "Advisors" has the meaning as set forth in Section 7.1.3.

      "Affiliate" means any Person in control or under control of, or under common control with, another Person. For purposes of the foregoing, "control", with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

      "Agreement" has the meaning as set forth in the preamble to this Agreement.

      "Alleged Event" has the meaning as set forth in Section 9.3.1.

      "Approvals" means, collectively, Governmental Approvals and Non-Governmental Approvals.

      "Assignment and Assumption Agreement" means an assignment and assumption agreement between Granite II and an Excluded Interests Transferee substantially in the form of Exhibit A.

      "Batesville Expansion Project" means the combined-cycle electric generating facility being developed by LSP Energy Limited Partnership in Batesville, Mississippi, which facility is currently proposed to be approximately 290 MW.

      "Batesville Project" means the approximately 837 MW combined-cycle electric generating facility owned by LSP Energy Limited Partnership and located in Batesville, Mississippi.

      "Borger Common Agreement" means the Agreement as to Certain Undertakings, Common Representations, Warranties, Covenants and Other Terms, dated as of May 1, 1998, among Borger Funding Corporation, Borger Energy Associates, L.P., LaSalle National Bank, as Trustee, LaSalle National Bank, as Collateral Agent, ABN AMRO Bank N.V., as L/C Facility Agent, and LaSalle National Bank, as Depositary Agent.

      "Borger Interests" means, collectively, (i) all of the capital stock of LSP-Borger, Inc. owned by Granite II Holding, LLC, and (ii) all of the membership interests in GPP-Borger, LLC owned by Granite II Holding, LLC.

      "Borger Partnership Agreement" means the Agreement of Limited Partnership of Borger Energy Associates, L.P., dated as of April 21, 1998, as amended, by and among Quixx Borger Cogen, Inc., Mosbacher Borger-GP, Inc., LSP-Borger, Inc., Quixx Resources, Inc., Mosbacher Borger-LP, L.L.C. and GPP-Borger, LLC.

      "Borger Project" means the approximately 230 MW cogeneration facility owned by Borger Energy Associates, L.P. and located in Borger, Texas.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

      "Buyer" has the meaning as set forth in the preamble to this Agreement.

      "Buyer Indemnified Group" has the meaning as set forth in Section 13.2.1.

      "Buyer Representatives" has the meaning as set forth in Section 13.2.1.

      "Buyer Surviving Representations" means, collectively, the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization; Validity), clause (i) of Section 6.3 (No Conflict), Section 6.5 (Brokers) and Section 6.8 (Investment).

      "Buyer's Consent" means the prior written consent of Buyer, which consent
(i) shall not be unreasonably withheld or delayed and (ii) shall be deemed to have been given if Buyer fails to give written notice of denial within seven (7) Business Days of the request for consent.

      "Buyer's Estimated Dispute Value" has the meaning set forth in Section 9.3.1.

      "Changes in Net Working Capital" means the sum of: (i) (x) Net Working Capital as reflected on the Closing Balance Sheet for Granite II minus (y) Net Working Capital as reflected on the Latest Balance Sheet for Granite II; (ii)
(x) Net Working Capital as reflected on the Closing Balance Sheet for Granite II Holding, LLC minus (y) Net Working Capital as reflected on the Latest Balance Sheet for Granite II Holding, LLC; (iii) (x) the product of 0.50 and Net Working Capital as reflected on the Closing Balance Sheet for Denver City Energy Associates, L.P. minus (y) the product of 0.50 and Net Working Capital as reflected on the Latest Balance Sheet for Denver City Energy Associates, L.P.;
(iv) (x) Net Working Capital as reflected on the Completion Date Balance Sheet for LSP Energy Limited Partnership minus (y) Net Working Capital as reflected on the Latest Balance Sheet for LSP Energy Limited Partnership; and (v) (x) the product of 0.4863 and Net Working Capital as reflected on the Closing Balance Sheet for LSP Energy Limited Partnership minus (y) the product of 0.4863 and Net Working Capital as reflected on the Completion Date Balance Sheet for LSP Energy Limited Partnership.

      "Chippewa Project" means the combined-cycle electric generating facility being developed by Granite II in Chippewa County, Wisconsin, which facility is currently proposed to be approximately 870 MW.

      "Claim" has the meaning as set forth in Section 13.2.3.

      "Closing" has the meaning as set forth in Section 11.1.

      "Closing Balance Sheet" means, as applicable, (i) the parent only balance sheet of Granite II, (ii) the parent only balance sheet of Granite II Holding, LLC, (iii) the balance sheet of LSP Energy Limited Partnership, and (iv) the balance sheet of Denver City Energy Associates, L.P., each as of the Closing Date and prepared using the same accounting policies as were used in the preparation of the corresponding Latest Balance Sheets, which in each case where applicable shall include the costs and expenses arising from or attributable to the transactions contemplated by this Agreement.

      "Closing Date" has the meaning as set forth in Section 11.1.

      "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

      "Columbus Project" means the combined-cycle electric generating facility being developed by LSP-Columbus Energy, LLC near the City of Columbus, Indiana, which facility is currently proposed to be approximately 870 MW.

      "Completion Date Balance Sheet" means the balance sheet of LSP Energy Limited Partnership as of the Completion Date, as such term is defined in the Trust Indenture dated as of May 21, 1999 among LSP Batesville Funding Corporation, LSP Energy Limited Partnership and

The Bank of New York, as Trustee, prepared using the same accounting policies as were used in the preparation of the Latest Balance Sheet for LSP Energy Limited Partnership.

      "Confidentiality Agreement" has the meaning as set forth in Section 8.1.

      "Contract" means any contract, note, bond, mortgage, indenture, instrument or other obligation.

      "Damages" has the meaning as set forth in Section 13.2.1.

      "Denver City Credit Agreement" means the Credit Agreement, dated as of January 9, 1998, as amended, among Denver City Energy Associates, L.P., Societe Generale, CoBank, ACB and the other banks party thereto.

      "Development Projects" means, collectively, the Hardee Project, the Batesville Expansion Project and the Kendall Expansion Project.

      "Dispute" has the meaning as set forth in Section 13.3.1.

      "Dispute Notice" has the meaning as set forth in Section 9.3.1.

      "DOJ" has the meaning as set forth in Section 8.2.1.

      "Eligible Facility" means an "eligible facility" in accordance with
Section 32 of PUHCA and the rules and regulations of FERC relating thereto.

      "Employee Program" means (i) any employee benefit plan within the meaning of ERISA Section 3(3) and any employee benefit plan (such as a foreign or excess benefit plan) which is not subject to ERISA; and (ii) any employment, consulting, severance or other similar contract, arrangement or policy, any stock option plan, bonus or incentive award plan, deferred compensation agreement, supplemental income arrangement, vacation plan, any employee benefit arrangement described in Code Section 501(c)(9), and any other employee benefit plan, agreement or arrangement not described in clause (i) above. In the case of an Employee Program funded through a trust described in Code Section 501(a), each reference to such Employee Program shall include a reference to such trust.

      "Environmental Laws" means all Laws, codes, ordinances and Governmental Approvals, and all Governmental Orders directed to Granite II, its Subsidiaries or the Projects, in each case relating to pollution, contamination or protection of the environment, human health and safety as it relates to the environment, or natural resources, including Laws and Governmental Approvals relating to releases or threatened releases of Hazardous Substances (including, without limitation, releases to ambient air, surface water, groundwater, land and surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, disposal or handling of Hazardous Substances.

      "Equipment Contracts" means, collectively: (i) the letter agreement dated October 20, 1999 between Siemens Westinghouse Power Corporation and Northern States Power Company, as amended by the letter agreement dated June 28, 2000 between Siemens Westinghouse Power Corporation and Northern States Power Company, and assigned to Granite II pursuant to the Assignment and Assumption Agreement dated July 28, 2000 between Northern States Power Company and Granite II, and as further amended by the letter agreement between Siemens Westinghouse Power Corporation and Granite II delivered by facsimile dated September 11, 2000; (ii) the Contract dated as of June 28, 2000 between Granite II and Siemens Westinghouse Power Corporation; (iii) the Turbine Purchase Agreement dated as of June 9, 2000 between General Electric Company and LSP-Nelson Energy, LLC; (iv) the letter agreement dated

September 25, 2000 between General Electric Company and LSP-Pike Energy, LLC; and (v) any other equipment supply contracts for the Other Projects and the Development Projects.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Escrow Account" has the meaning as set forth in Section 9.3.5.

      "Estimated Closing Balance Sheets" has the meaning as set forth in Section 2.1.2(b).

      "Estimated Purchase Price Adjustments" has the meaning as set forth in
Section 2.1.2(b).

      "Excluded Interests" means, collectively, any and all contracts, agreements, rights, interests and obligations that are not related to the Projects or the Borger Project and which are currently owned or held by Granite II, including, without limitation, those contracts, agreements, rights, interests and obligations related to the Chippewa Project, the Columbus Project and the Moore Project.

      "Excluded Interests Transferee" means LS Power or its designee, but not including any Target Entity or any Subsidiary thereof.

      "Exempt Wholesale Generator" means an "exempt wholesale generator" in accordance with Section 32 of PUHCA and the rules and regulations of FERC relating thereto.

      "Expert" means a Person having recognized industry experience and expertise to address the matter subject to a Dispute.

      "FERC" has the meaning as set forth in Section 8.2.2.

      "Final Closing Balance Sheets" has the meaning as set forth in Section 2.1.2(c).

      "Final Purchase Price Adjustments" has the meaning as set forth in Section 2.1.2(c).

      "Financed Projects" means, collectively, the Batesville Project, the Kendall Project and the Mustang Station Project.

      "Financial Closing Date" means, with respect to the Batesville Expansion Project or the Kendall Expansion Project, the "closing date" or equivalent thereof for the financing by Buyer (whether debt, equity, lease or other third party financing, or internal financing of any kind) for all of Buyer's construction costs relating to such Project.

      "Financial Statements" has the meaning as set forth in Section 3.5. "FTC" has the meaning as set forth in Section 8.2.1.

      "GAAP" means United States generally accepted accounting principles as in effect on the date of the applicable Financial Statements, consistently applied.

      "Governmental Approval" means any approval, consent, waiver, exemption, permit, variance, franchise, authorization or license of or from any Governmental Authority, but shall not include any Governmental Order or any Law.

      "Governmental Authority" means any United States, federal, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity.

      "Governmental Order" means any order, writ, injunction or decree issued by any Governmental Authority, but shall not include any Governmental Approval or any Law.

      "Granite II" has the meaning as set forth in the preamble to this Agreement.

      "Granite II Interim Loan Documents" means the "Interim Loan Documents", as defined in the Amended and Restated Interim Loan Agreement dated as of September 22, 2000 between Granite II and Credit Suisse First Boston.

      "Granite II Interim Loan Obligations" means the "Obligations", as defined in the Amended and Restated Interim Loan Agreement dated as of September 22, 2000 between Granite II and Credit Suisse First Boston.

      "Granite II Material Contract" means each Contract to which Granite II is a party or by which Granite II or its property is bound if the termination of such Contract or a default under such Contract would be material to the business, assets, properties, condition (financial or otherwise) or results of operations of Granite II. A reference to a Granite II Material Contract in this Agreement or the Schedules includes a reference to a similar or an equivalent Contract which replaces such Granite II Material Contract.

      "Granite II Partnership Agreement" means the Limited Partnership Agreement of Granite II, dated January 31, 1996, as amended by that certain letter agreement, dated as of March 19, 1998, by and among the Sellers.

      "Granite II Surviving Representations" means, collectively, the representations and warranties of Granite II set forth in Section 3.1 (Organization, Qualification and Organizational Power), Section 3.2 (Authorization; Validity), clause (i) of Section 3.3 (No Conflict), Section 3.4 (Equity Interests), Section 3.7 (Tax Matters), but only as such Section 3.7 relates to income taxes, the first sentence of Section 3.8 (Material Contracts),
Section 3.10 (Brokers), Section 3.11 (ERISA and Employees), Section 3.14 (Transactions with Certain Persons) and Section 3.17 (Unlawful Payments).

      "Granite Interests" has the meaning as set forth in Recital C.

      "Hardee Project" means the approximately 510 MW simple-cycle electric generating facility being developed by LSP-Hardee Energy, LLC and located in Wachula, Florida.

      "Hazardous Substance" means (i) any petrochemical or petroleum products, coal ash, oil, radioactive materials, radon gas, asbestos in any form that is friable, urea formaldehyde, foam insulation, and transformers or other equipment that contain dielectric fluid which contains levels of polychlorinated biphenyls in excess of 50 parts per million; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "toxic chemicals," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnifying Party" has the meaning as set forth in Section 13.2.3.

      "Independent Accounting Firm" means Arthur Andersen LLP; provided, that if Arthur Andersen LLP is not available (because of a conflict or otherwise), then "Independent Accounting Firm" shall mean another independent accounting firm of national recognition that is mutually appointed by the Sellers and Buyer (other than the regular independent accounting firm of Buyer, Granite II or any Seller).

      "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, copyrights and copyright rights, trade names, trade secrets and service marks owned by or licensed to Granite II and its Subsidiaries, and all pending applications for registration of patents, trademarks and copyrights filed by Granite II and its Subsidiaries.

      "Interests" means, collectively, the Granite Interests and the LSP Management Interests.

      "Kendall Expansion Project" means the combined-cycle electric generating facility being developed by LSP-Kendall Energy, LLC in Kendall County, Illinois, which facility is currently proposed to be approximately 580 MW.

      "Kendall Project" means the approximately 1,160 MW combined-cycle electric generating facility being constructed by LSP-Kendall Energy, LLC and located in Kendall County, Illinois.

      "Knowledge" means, (i) with respect to Granite II or LS Power, the actual knowledge without independent investigation of the individuals listed on Part I of Schedule 1A, (ii) with respect to Buyer, the actual knowledge without independent investigation of the individuals listed on Part II of Schedule 1A, and (iii) with respect to CBCI and Cogen, the actual knowledge without independent investigation of such Person. "Know", "Known", "Knowingly" and words of similar import shall have the correlative meanings.

      "Latest Balance Sheet" means, as applicable, (i) the parent only balance sheet of Granite II, (ii) the parent only balance sheet of Granite II Holding, LLC, (iii) the balance sheet of LSP Energy Limited Partnership and (iv) the balance sheet of Denver City Energy Associates, L.P., each as of June 30, 2000 and as attached hereto as Schedule 1B.

      "Law" means any law, rule or regulation issued or promulgated by any Governmental Authority, but shall not include any Governmental Approval or Governmental Order.

      "LC End Date" means the earlier of (i) the later of (x) the Financial Closing Date for the Batesville Expansion Project and (y) the Financial Closing Date for the Kendall Expansion Project and (ii) December 31, 2004.

      "Liens" means liens, charges, pledges, security interests or encumbrances of any nature.

      "LS Power Pledge" means the pledge by LS Power of its limited partnership interests in Granite II pursuant to the Amended and Restated Pledge and Security Agreement dated as of September 22, 2000 between LS Power and Credit Suisse First Boston.

      "LSP Management" has the meaning as set forth in Recital B.

      "LSP Management Interests" has the meaning as set forth in Recital C.

      "LSP Management Material Contract" means each Contract to which LSP Management is a party or by which LSP Management or its property is bound if the termination of such Contract or a default under such Contract would be material to the business, assets, properties, condition (financial or otherwise) or results of operations of LSP Management. A reference to an LSP Management Material Contract in this Agreement or the Schedules includes a reference to a similar or an equivalent Contract which replaces such LSP Management Material Contract.

      "LSP Management Operating Agreement" means the Limited Liability Company Agreement of LSP Management, dated August 24, 1998.

      "LSP Management Surviving Representations" means, collectively, the representations and warranties of LS Power set forth in Section 4.1 (Organization, Qualification and Organizational Power), clause (i) of Section
4.2 (No Conflict), Section 4.3 (Membership Interests), the first sentence of
Section 4.5 (Material Contracts), Section 4.6 (ERISA and Employees), Section 4.8 (Unlawful Payments), Section 4.9 (Tax Matters), but only as such Section 4.9 relates to income taxes, and Section 4.10 (Brokers).

      "Management Group" means a group consisting of three or more of Clarence
J. Heller, Robert L. Brooks, Frank E. Hardenbergh and Michael P. Witzing.

      "Material Contracts" means, collectively, the Granite II Material Contracts, the Subsidiary Material Contracts and the LSP Management Material Contracts.

      "Material Encumbrances" means any Lien that would have a Project Material Adverse Effect.

      "Moore Project" means the combined-cycle electric generating facility being developed by LSP-Moore Energy Associates, L.P. in Sunray, Texas, which facility is currently proposed to be approximately 265 MW.

      "Mustang Station Project" means the approximately 487 MW combined-cycle electric generating facility 50% owned by Denver City Energy Associates, L.P. and located in Denver City, Texas.

      "MW" means megawatt.

      "Nelson Project" means the combined-cycle electric generating facility being developed by LSP-Nelson Energy, LLC in Nelson Township, Illinois, which facility is currently proposed to be approximately 1,160 MW.

      "New Project" means a natural gas-fired electric generating facility, other than the Projects and the Borger Project, developed by LS Power after the date of this Agreement.

      "Net Working Capital" means the amount of total current assets less total current liabilities (excluding accrued expenses and the current portion of any Bonds/Notes/Loans Payable) shown on the applicable balance sheets, in any case excluding intercompany accounts.

      "Non-Governmental Approval" means any approval, consent, waiver, exemption, permit, variance, franchise, authorization or license of or from any Person other than a Governmental Authority.

      "Operating Budget" means, with respect to any Person, the operating budget of such Person included in Schedule 1C.

      "Other Projects" means, collectively, the Nelson Project and the Pike Project.

      "Outside Date" means April 30, 2001; provided, that such date shall be extended for a period of up to sixty (60) days if and to the extent that such extension is reasonably required for the Sellers and Buyer to obtain all of the Governmental Approvals required by Sections 9.4 and 10.4.

      "Permitted Liens" has the meaning as set forth in Section 3.12. "Person" means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a Governmental Authority.

      "Pike Project" means the combined-cycle electric generating facility being developed by LSP-Pike Energy, LLC in Holmesville, Mississippi, which facility is currently proposed to be approximately 1,160 MW.

      "Portfolio Material Adverse Effect" means an effect that either individually or in the aggregate (i) is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of the Target Entities and all Subsidiaries thereof, taken as a whole, or (ii) materially impairs the ability of any Seller to consummate the transactions contemplated by this Agreement, excluding, in any case, (x) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, commodity markets, Laws in the applicable electric power markets (including, without limitation, changes in Laws affecting owners or providers of electric generation, transmission or distribution as a group generally and not a Target Entity exclusively) or in the political climate generally or in any specific region, (y) any changes in conditions or developments generally applicable to the industries in which any Target Entity or any Subsidiary thereof is involved or by which any Target Entity or any Subsidiary thereof is affected, or (z) any circumstance affecting a combustion or steam turbine or other item of equipment being, or intended to be, used in any Project which is generally applicable to turbines or equipment of that type.

      "Projects" means, collectively, the Financed Projects, the Development Projects and the Other Projects.

      "Project Material Adverse Effect" means, with respect to any Project, an effect that either individually or in the aggregate is materially adverse to the ownership, development, use, operation or performance (financial or otherwise) of such Project, excluding, in any case, (i) any changes, circumstances or effects resulting from or relating to changes or developments in the economy, financial markets, commodity markets, Laws in the applicable electric power markets (including, without limitation, changes in Laws affecting owners or providers of electric generation, transmission or distribution as a group generally and not such Project exclusively) or in the political climate generally or in any specific region, (ii) any changes in conditions or developments generally applicable to the industries in which such Project is involved or by which such Project is affected or (iii) any circumstance affecting a combustion or steam turbine or other item of equipment being, or intended to be, used in such Project which is generally applicable to turbines or equipment of that type.

      "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

      "Purchase Price" has the meaning as set forth in Section 2.1.2(a).

      "Purchase Price Adjustments" has the meaning as set forth in Section 2.1.2(a).

      "Qualifying Facility" means a "qualifying cogeneration facility" in accordance with the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations of FERC relating thereto.

      "Reasonable Efforts" means commercially reasonable efforts which do not require (i) any payments for consents, approvals, waivers or similar third-party payments, or (ii) any other third-party payments other than de minimis expenditures in connection with such commercially reasonable efforts.

      "Schedules" mean the schedules to this Agreement.

      "Seller" and "Sellers" have the meaning as set forth in the preamble to this Agreement.

      "Seller Indemnified Group" has the meaning as set forth in Section 13.2.2.

      "Seller Representatives" has the meaning as set forth in Section 13.2.2.

      "Seller Surviving Representations" means, collectively, the representations and warranties of the Sellers set forth in Section 5.1 (Organization and Organizational Power), Section 5.2 (Authorization; Validity), clause (i) of Section 5.3 (No Conflict), Section 5.4 (Ownership of Interests) and Section 5.6 (Brokers).

      "Sellers' Estimated Dispute Value" has the meaning as set forth in Section 9.3.1.

      "Subsidiary" of a Person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares or other voting securities outstanding thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or any combination thereof), and (ii) any partnership or limited liability company (a) the sole general partner, managing general partner, managing member or manager of which is such Person or one or more of the other Subsidiaries of such

Person (or any combination thereof) or (b) the only general partners or members of which are such Person or one or more of the other Subsidiaries of such Person (or any combination thereof). Notwithstanding anything in this definition, for purposes of this Agreement (i) LSP Energy Limited Partnership shall be deemed to be a Subsidiary of Granite II, and (ii) none of Borger Energy Associates, L.P., LSP-Moore Energy Associates, L.P., LSP-Moore Energy, LLC, LSP-Moore, Inc. or LSP-Columbus Energy, LLC is or shall be deemed to be a Subsidiary of any of the Sellers or Target Entities.

      "Subsidiary Material Contract" means each Contract to which any Subsidiary of Granite II is a party or by which such Person or any of its property is bound if the termination of such Contract or a default under such Contract would have a Project Material Adverse Effect with respect to such Subsidiary's Project. A reference to a Subsidiary Material Contract in this Agreement or the Schedules includes a reference to a similar or an equivalent Contract which replaces such Subsidiary Material Contract.

      "Successor Entity" means an entity that is controlled by the Management Group.

      "Survival Period" has the meaning as set forth in Section 13.2.3.

      "Surviving Covenants" means, collectively, the covenants contained in
Section 8.4 (Certain Tax Matters), Section 8.9 (Tax Matters), Section 8.10 (Non-Competition), Section 8.11 (Transition Plan), Section 8.14 (Interim Loan Obligations), Section 8.15 (Letter of Credit), Section 8.17 (Borger Interests),
Section 8.18 (New Projects), and Section 8.19 (Expansion Projects).

      "Surviving Representations" means, collectively, the Buyer Surviving Representations, the Granite II Surviving Representations, the LSP Management Surviving Representations and the Seller Surviving Representations.

      "Target Date" means the day which is ninety (90) days after the date of this Agreement.

      "Target Entities" has the meaning as set forth in Recital B.

      "Taxes" mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, fuel, gas import, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

      "Tax Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

ARTICLE 2. PURCHASE AND SALE OF INTERESTS

      Section 2.1 Purchase and Sale of Interests.

            2.1.1 Transfer of Interests. Upon the terms and subject to the conditions set forth in Articles 9 and 10, on the Closing Date each Seller shall sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens other than, in the case of LS Power, the LS Power Pledge, and Buyer shall purchase from each Seller, the Interests owned by such Seller. Buyer shall purchase the Interests from the Sellers in a manner that preserves the partnership status of Granite II for federal income tax purposes immediately following the Closing. Nothing in this

Section 2.1.1 shall limit the rights and obligations of Buyer under Section 8.17 with respect to the Borger Interests.

            2.1.2 Purchase Price; Purchase Price Adjustments.

                  (a) The aggregate consideration payable by Buyer (and its designees) to the Sellers for the transfer of the Interests pursuant to Section
2.1.1 (the "Purchase Price") shall be US$690,350,000, plus the additional consideration to be paid to the Sellers pursuant to Section 8.19, plus or minus the following adjustments, without duplication (the "Purchase Price Adjustments"):

                  (i) the Purchase Price shall be adjusted by the amount of
            Changes in Net Working Capital;

                  (ii) the Purchase Price shall be increased by the product of
            (x) 0.50 and (y) the net present value as of the Closing Date, calculated using a 13.5% discount rate, of ((1) the debt service obligations of Denver City Energy Associates, L.P. assuming no prepayment of project debt, less (2) the debt service obligations of Denver City Energy Associates, L.P. reflecting actual prepayments of project debt, in the case of each of (1) and (2) taking into account the amortization schedule of such project debt as set forth in the Denver City Credit Agreement and any hedge transactions entered into by Denver City Energy Associates, L.P. with respect to such project debt);

                  (iii) the Purchase Price shall be decreased by (x) the
            principal amount of the Granite II Interim Loan Obligations outstanding as of the Closing Date, and (y) the principal amount of any indebtedness incurred pursuant to Section 8.5.1(iv) outstanding as of the Closing Date;

                  (iv) the Purchase Price shall be increased by the aggregate of all payments made on or prior to the Closing Date with respect to the Equipment Contracts; and

                  (v) the Purchase Price shall be increased by the aggregate of all payments, including payments of interest and fees, made on or prior to the Closing Date with respect to the Granite II Interim Loan Documents.

On the Closing Date, Buyer shall pay the Purchase Price (exclusive of the additional consideration to be paid to the Sellers pursuant to Section 8.19), as adjusted by the Estimated Purchase Price Adjustments, to the Sellers, divided among the Sellers pro rata in accordance with the percentage interests in Granite II held by the Sellers immediately prior to the Closing.

                  (b) At least seven (7) Business Days prior to the Closing, the Sellers shall prepare and deliver to Buyer estimated Closing Balance Sheets (the "Estimated Closing Balance Sheets") and the Sellers' written estimate of the Purchase Price Adjustments (the "Estimated Purchase Price Adjustments"), which shall include a reasonably detailed calculation of such estimate. Upon delivery of the Estimated Closing Balance Sheets, the Sellers shall provide Buyer and its accountants reasonable access to Granite II's financial records, and shall use their Reasonable Efforts to provide Buyer and its accountants access to the work papers of KPMG LLP to the extent reasonably related to Buyer's evaluation of the Estimated Closing Balance Sheets. The Purchase Price payable at the Closing will be determined using the Estimated Purchase Price Adjustments.

                  (c) As soon as practicable and in any event not later than fourteen (14) Business Days after the Closing, the Sellers shall prepare and deliver to Buyer final Closing

Balance Sheets (the "Final Closing Balance Sheets"). If Buyer in good faith disagrees with the Estimated Purchase Price Adjustments, Buyer shall deliver to the Sellers within thirty (30) days after delivery of the Final Closing Balance Sheets a notice setting forth the basis for such disagreement, and Buyer and the Sellers shall in good faith attempt to resolve such disagreement. If Buyer and the Sellers cannot resolve the disagreement within seven (7) Business Days of the Sellers' receipt of Buyer's notice of disagreement, Buyer and the Sellers shall mutually retain the Independent Accounting Firm to resolve the disagreement. Buyer and the Sellers shall cause the Independent Accounting Firm (whose fee shall be borne 50% by the Sellers and 50% by Buyer) to deliver its determination of the disputed Purchase Price Adjustments within twenty (20) Business Days of its retention, and the determination by the Independent Accounting Firm shall be final and binding on the Sellers and Buyer absent manifest error (such as mathematical, computational or other mechanical errors not involving judgment or discretion). If the Purchase Price Adjustments determined by the Independent Accounting Firm or as agreed upon by the Sellers and Buyer pursuant to this clause (c) (the "Final Purchase Price Adjustments") are different from the Estimated Purchase Price Adjustments, then (i) the Sellers shall refund to Buyer the difference if the Purchase Price as adjusted by the application of the Final Purchase Price Adjustments is less than the Purchase Price paid at the Closing pursuant to clause (a) above, or (ii) Buyer shall pay to the Sellers the difference if the Purchase Price as adjusted by the application of the Final Purchase Price Adjustments is greater than the Purchase Price paid at the Closing pursuant to clause (a) above, in each case within two
(2) Business Days of such determination or agreement, by wire transfer of immediately available funds to an account designated by the recipient, together with interest thereon accruing from the Closing Date at a rate equal to 5.0% per annum.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES CONCERNING GRANITE II

      Except as otherwise disclosed in this Agreement or in any Schedule, Granite II represents and warrants to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

      Section 3.1 Organization, Qualification and Organizational Power.

            3.1.1 Granite II is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign limited partnership in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Project Material Adverse Effect. Granite II has full organizational power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted and to execute, deliver and perform this Agreement. The copies of the articles of incorporation, by-laws, partnership agreements, limited liability company agreements or other organizational documents of Granite II and its Subsidiaries furnished to Buyer by Granite II or any of its Subsidiaries prior to the date hereof reflect all amendments made thereto and are correct and complete as the date hereof.

            3.1.2 Each Subsidiary of Granite II which is a corporation is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each Subsidiary of Granite II which is a partnership or limited liability company is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Subsidiary of Granite II is duly licensed or qualified to transact business as a foreign corporation, limited liability company or partnership, as applicable, in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a Project Material Adverse Effect. Each Subsidiary of Granite II has the requisite corporate or organizational power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

      Section 3.2 Authorization; Validity.

            3.2.1 The execution, delivery and performance by Granite II of this Agreement have been duly authorized by all requisite organizational action on the part of Granite II.

            3.2.2 This Agreement has been duly executed and delivered by Granite II and constitutes the valid and binding obligation of Granite II, enforceable against Granite II in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

      Section 3.3 No Conflict. Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by Granite II and the consummation of the transactions contemplated hereby will not (i) contravene any provisions of the certificate of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement or other similar organizational documents of Granite II or any Subsidiary of Granite II, or (ii) to Granite II's Knowledge, (a) contravene any Law or Governmental Order applicable to Granite II or any Subsidiary of Granite II, (b) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any Granite II Material Contract or Subsidiary Material Contract, or (c) result in the creation or imposition of any Material Encumbrance.

Section 3.4 Equity Interests. The existing partnership interests held by the Sellers in Granite II, and the existing shares of stock, partnership interests and membership interests held by Granite II and its Subsidiaries, are as set forth on Schedule 3.4. Except for this Agreement and as set forth on Schedule 3.4, (i) there is no authorized or outstanding subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or otherwise acquire from Granite II, or from any Subsidiary of Granite II, partnership interests or other equity interests in Granite II or such Subsidiary, (ii) there is no commitment on the part of Granite II, or on the part of any Subsidiary of Granite II, to issue shares, partnership interests, subscriptions, warrants, options, convertible securities or other such rights, and (iii) no partnership interests or other equity interests in Granite II, or in any Subsidiary of Granite II, are reserved for issuance for any such purpose. Except as set forth on Schedule 3.4, neither Granite II, nor any Subsidiary of Granite II, has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its partnership interests or other equity interests. Except for this Agreement and as set forth on Schedule 3.4, there is no voting trust or agreement, stockholders' agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any partnership interests in Granite II or to any equity interests in any Subsidiary of Granite II, or to which Granite II or any Subsidiary of Granite II is a party.

      Section 3.5 Financial Statements.

            3.5.1 Copies of the financial statements listed on Schedule 3.5 (the "Financial Statements") have been provided to Buyer. The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the applicable Person as of the dates thereof and the results of such Person's operations for the periods covered thereby, except, in the case of Financial Statements at June 30, 2000 and for the three and six months ended June 30, 2000 and 1999, for the absence of notes and as otherwise noted therein and subject to normal recurring year-end adjustments.

            3.5.2 Neither Granite II nor any Subsidiary thereof has incurred any liability or obligation (whether accrued, absolute, contingent or otherwise) since June 30, 2000, other than (i) liabilities reflected (but only to the extent so reflected) or reserved against in the Financial Statements, (ii) liabilities or obligations that have arisen since June 30, 2000 in the ordinary course of business, none of which, individually or in the aggregate, would have a Project Material Adverse Effect, (iii) liabilities or obligations disclosed herein or in any Schedule, or (iv) liabilities or obligations incurred in accordance with the terms of this Agreement or any Contract listed on Schedule 3.8A or 3.8B.

            3.5.3 Except as disclosed in this Agreement or the Schedules, since the date of the Latest Balance Sheet, there has been no change in the business, assets, properties, condition (financial or otherwise) or results of operations of Granite II or its Subsidiaries that has resulted in a Project Material Adverse Effect.

      Section 3.6 Litigation; Compliance with Law.

            3.6.1 Schedule 3.6 lists (a) each action, suit, claim or proceeding (including, but not limited to, any arbitration proceeding) which is pending or, to Granite II's Knowledge, has been threatened in writing and remains outstanding, and (b) each investigation which, to Granite II's Knowledge, is pending or has been threatened in writing and remains outstanding, against Granite II or any of its Subsidiaries, at law or in equity, before or by any Governmental

Authority. Except as set forth on Schedule 3.6, neither Granite II nor any of its Subsidiaries is in default with respect to any Governmental Order Known to or served upon such entity. For purposes of this Section 3.6.1, no representation is made with respect to (i) any proceeding before any Governmental Authority initiated by Granite II or any Subsidiary of Granite II in which Granite II or such Subsidiary of Granite II is an applicant for any Governmental Approval, to the extent the matters considered in such proceeding are limited to the Governmental Approval requested in such application, or (ii) proceedings initiated by a third party in which Granite II or any Subsidiary of Granite II is an intervener, and the subject matter of such intervention is of general applicability to similarly-situated parties.

            3.6.2 Except as set forth on Schedule 3.6, Granite II and each of its Subsidiaries is in compliance with all Laws applicable to its business (other than Environmental Laws, which are addressed in Section 3.15), except where the failure to so comply would not reasonably be expected to have a Project Material Adverse Effect.

      Section 3.7 Tax Matters.

            3.7.1 Except as set forth on Schedule 3.7, to Granite II's Knowledge, (i) there have been properly completed and filed on a timely basis and in correct form all Tax Returns required to be filed by Granite II or any Subsidiary thereof on or prior to the date hereof, and (ii) as of the time of filing, the foregoing Tax Returns were true and complete in all material respects.

            3.7.2 To Granite II's Knowledge, with respect to all amounts in respect of Taxes imposed on Granite II or any Subsidiary thereof with respect to all taxable periods or portions of periods ending on or before the Closing Date,
(i) all applicable Tax laws have been complied with in all material respects, and (ii) all such amounts required to be paid to taxing authorities or others on or before the date hereof have been paid, except such Taxes, if any, as are set forth on Schedule 3.7 that are being contested in good faith.

            3.7.3 Except as set forth on Schedule 3.7, no adjustments to the Tax liability of Granite II or any Subsidiary thereof have been proposed in writing (and are currently pending) by any taxing authority in connection with any Tax Return of Granite II or any Subsidiary thereof. All deficiencies asserted or assessments made as a result of any such examinations have been fully paid, or are reflected as a liability in the financial statements of the applicable entity in accordance with GAAP, or are being contested in good faith and are described on Schedule 3.7.

            3.7.4 There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the assets of Granite II or any of its Subsidiaries.

            3.7.5 Neither Granite II nor any of its Subsidiaries (other than a Subsidiary organized as a corporation under state law) has made an election to be taxed, or is otherwise taxable, as a corporation for United States federal income tax purposes.

            3.7.6 Except as otherwise provided in the partnership agreement or limited liability company agreement, as applicable, listed on Schedule 3.8A or 3.8B for each Subsidiary of Granite II that is a partnership or limited liability company, there are no other agreements among the partners of any such Subsidiary that is a partnership or the members of any such Subsidiary that is a limited liability company regarding any election to be made by such Subsidiary under Section 754 of the Code.

            3.7.7 Except as set forth on Schedule 3.7, neither Granite II nor any Subsidiary of Granite II is bound by or has any obligations under any tax sharing agreement, tax indemnification agreement or similar contract or arrangement.

            3.7.8 Except as set forth on Schedule 3.7, no tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes for which Granite II or any Subsidiary of Granite II would be liable.

            3.7.9 Except as set forth on Schedule 3.7, neither Granite II nor any Subsidiary of Granite II has executed or entered into with any taxing authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which Granite II or any Subsidiary of Granite II would be liable or
(ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign tax law that relates to the assets or operations of Granite II or any Subsidiary of Granite II.

            3.7.10 No Subsidiary of Granite II that is a corporation has made an election or filed a consent under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by such Subsidiary.

            3.7.11 Except as set forth on Schedule 3.7, Granite II has not received written notice of any claim by a Governmental Authority in a jurisdiction where Granite II or any Subsidiary thereof does not or has not filed tax returns that Granite II or such Subsidiary, as applicable, is or may be subject to taxation by such jurisdiction.

      Section 3.8 Material Contracts. Schedule 3.8A sets forth all Granite II Material Contracts and certain other Contracts to which Granite II is a party, and Schedule 3.8B sets forth all Subsidiary Material Contracts and certain other Contracts to which Subsidiaries of Granite II are parties. To Granite II's Knowledge, except as otherwise set forth on Schedule 3.8A: (i) each

Granite II Material Contract is valid, binding and in full force and effect, and is enforceable by Granite II in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law); (ii) Granite II has performed in all material respects the obligations required to be performed by it under each Granite II Material Contract; (iii) Granite II has not received any written notice of default, termination or cancellation under any Granite II Material Contract; and (iv) Granite II has not delivered a notice to a counterparty under any Granite II Material Contract declaring that a default by such counterparty (which default is continuing) has occurred under such Granite II Material Contract. To Granite II's Knowledge, except as otherwise set forth on Schedule 3.8B: (i) each Subsidiary Material Contract is valid, binding and in full force and effect, and is enforceable by each Subsidiary of Granite II party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law);
(ii) each Subsidiary of Granite II has performed in all material respects the obligations required to be performed by such Subsidiary under each Subsidiary Material Contract to which it is a party; (iii) no Subsidiary of Granite II has received any written notice of default, termination or cancellation under any Subsidiary Material Contract to which it is a party; and (iv) no Subsidiary of Granite II has delivered a notice to a counterparty under any Subsidiary Material Contract to which it is a party declaring that a default by such counterparty (which default is continuing) has occurred under such Subsidiary Material Contract.

      Section 3.9 Consents and Approvals. Other than as set forth on Schedule 3.9, no Governmental Approval to be obtained by or on behalf of Granite II or any of its Subsidiaries is or will be necessary for the valid execution, delivery and performance by Granite II of this Agreement or the consummation of the transactions contemplated hereby. Other than (i) Governmental Approvals that have been obtained by or on behalf of Granite II and its Subsidiaries, (ii) Governmental Approvals that Granite II and its Subsidiaries believe are obtainable by or on behalf of Granite II and its Subsidiaries in the ordinary course, and (iii) Governmental Approvals that the failure to obtain would not reasonably be expected to have a Project Material Adverse Effect with respect to any Financed Project, to Granite II's Knowledge, no Governmental Approval under existing law as currently applied is necessary to be obtained by or on behalf of Granite II or any of its Subsidiaries for, and in light of the stage of, the development, construction or operation of the Financed Projects.

      Section 3.10 Brokers. Neither Granite II nor any Subsidiary or Affiliate thereof has any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, except for Credit Suisse First Boston Corporation, whose fees shall be borne by Granite II. Neither Granite II nor any Subsidiary thereof has any contract, arrangement or understanding with any developer or finder for the payment of a development or finder's fee with respect to the Projects.

      Section 3.11 ERISA and Employees. Neither Granite II nor any Subsidiary thereof sponsors, contributes to, provides or has promised to provide benefits under any such Employee Program, or has, or has ever had, any obligation to contribute to or provide benefits under any such Employee Program. Neither Granite II nor any Subsidiary thereof has, or has ever had, any employees.

      Section 3.12 Title to Properties. Granite II and the Subsidiaries thereof have good and valid title to their properties and assets reflected on their applicable Financial Statements for the period ending June 30, 2000 or thereafter acquired (other than properties and assets disposed of in the ordinary course of business since such date and dispositions that would not result in a breach of the covenant set forth in Section 8.5.2), free and clear of any Liens, except for: (i) Liens permitted by and not constituting a breach of any Granite II Material Contract or Subsidiary Material Contract, as applicable; (ii) Liens for current taxes not yet due and payable or being contested in good faith through appropriate proceedings; (iii) Liens to lenders incurred on deposits made in the ordinary course of business in connection with maintaining bank accounts; (iv) Liens to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, Governmental Approvals, performance and return-of-money bonds and other similar obligations; (v) materialmen's, warehousemen's and mechanics' Liens, and other Liens arising by operation of law in the ordinary course of business for sums not yet due; (vi) Liens in connection with the matter discussed in paragraph (1) on Schedule 3.6; and (vii) Liens that do not materially impair the value, development, use or operation of the property encumbered thereby as an electric generating facility. The Liens described in the foregoing clauses (i) through (vii) are collectively referred to as "Permitted Liens".

      Section 3.13 Insurance. Schedule 3.13 lists the insurance policies maintained by Granite II and each of its Subsidiaries with respect to their properties and operations. To Granite II's Knowledge, all of the insurance policies listed on Schedule 3.13 are in full force and effect.

To Granite II's Knowledge, neither Granite II nor any of its Subsidiaries is in default with respect to its obligations under the insurance policies listed on
Schedule 3.13.

      Section 3.14 Transactions with Certain Persons. Except for (i) liabilities and obligations arising at law or under organizational documents with respect to the indemnification of the officers and directors of Granite II and its Affiliates, (ii) reimbursement obligations owed to LS Power as the general partner of Granite II pursuant to the Granite II Partnership Agreement which are consistent with prior practice, and (iii) as set forth on Schedule 3.14, Granite II has no outstanding liabilities or obligations owing to or from any officer, director, partner, limited liability company member or stockholder of Granite II or any Subsidiary thereof, or to or from any member of any such Person's immediate family.

      Section 3.15 Compliance With Environmental Laws; No Release of Hazardous Substances

            3.15.1 Except as set forth on Schedule 3.15, to the Knowledge of Granite II, (i) Granite II and each of its Subsidiaries are in substantial compliance with applicable Environmental Laws, except where any such instance of non-compliance would not reasonably be expected to have a Project Material Adverse Effect, (ii) no conditions or circumstances exist that would reasonably be expected to result in either Granite II or any Subsidiary of Granite II incurring any liability under applicable Environmental Laws, except where any such liability would not reasonably be expected to have a Project Material Adverse Effect, and (iii) neither Granite II nor any Subsidiary of Granite II has discharged, disposed of or released any Hazardous Substances at, in, on or under any of the applicable project sites, except where any such discharge, disposition or release is in substantial compliance with applicable Environmental Laws or would not reasonably be expected to have a Project Material Adverse Effect.

            3.15.2 Except as set forth on Schedule 3.15, (i) no written notice of any violation of applicable Environmental Laws relating to the operations or properties of Granite II or any Subsidiary of Granite II has been received by, and is pending against, Granite II or such Subsidiary, except where any such violation would not reasonably be expected to have a Project Material Adverse Effect, and (ii) there are no Governmental Orders outstanding, or any actions, suits, claims, proceedings or investigations which are pending or, to the Knowledge of Granite II, which have been threatened in writing and remains outstanding, relating to compliance by Granite II or any Subsidiary of Granite II with, or liability of any of them under, applicable Environmental Laws, except where any such instance of non-compliance or such liability would not reasonably be expected to have a Project Material Adverse Effect. For purposes of the preceding sentence, no representation is made with respect to any proceeding before any Governmental Authority initiated by Granite II or any Subsidiary of Granite II in which Granite II or such Subsidiary of Granite II is an applicant for any Governmental Approval, to the extent the matters considered in such proceeding are limited to the Governmental Approval requested in such application.

            3.15.3 Except as set forth on Schedule 3.15, neither Granite II nor any of its Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. ss. ss. 9601-9675), or any similar state law with respect to the real property of Granite II and its Subsidiaries.

      Section 3.16 Regulation. Each of the Financed Projects is an Eligible Facility owned by an Exempt Wholesale Generator. Neither Granite II nor any Subsidiary thereof is a "holding company" or a "subsidiary company" of a "public utility holding company" as defined in PUHCA. No Project is currently subject to regulation as a "public utility" or "public service company" (or similar designation) under the laws of any state in the United States with respect to the rates for the sale of electricity from such Project.

      Section 3.17 Unlawful Payments. No payments of either cash or other consideration have been made to any Person by or on behalf of Granite II or any Subsidiary of Granite II by any officer, director, shareholder or other Person that were unlawful under the Laws of the United States or any state or other government having appropriate jurisdiction.

      Section 3.18 Borger Energy Associates, L.P. Granite II has not received any written notice from Quixx Borger Cogen, Inc., acting in its capacity as the managing general partner of Borger Energy Associates, L.P., that (i) Borger Energy Associates, L.P. has delivered written notice to the Trustee (as defined in the Borger Common Agreement) of an Event of Default (as defined in the Borger Common Agreement) pursuant to Section 5.1(f)(v)(A) of the Borger Common Agreement, or (ii) Borger Energy Associates, L.P. has received written notice from the Trustee (as defined in the Borger Common Agreement) that an Event of Default (as defined in the Borger Common Agreement) has occurred.

      Section 3.19 Intellectual Property. Except as set forth on Schedule 3.19, neither Granite II nor any of its Subsidiaries is, nor has it received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use any Intellectual Property. Granite II has not received written notice that it or any of its Subsidiaries is infringing any Intellectual Property of any other Person in connection with the operation of the business of Granite II and its Subsidiaries.

      Section 3.20 Disclosure. Neither this Agreement nor any of the Schedules contains any untrue statement of a material fact regarding the Target Entities or their Subsidiaries, or their business or properties, or omits a material fact regarding the Target Entities or their Subsidiaries, or their business or properties, which, if disclosed, would have a Portfolio Material Adverse Effect.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES CONCERNING LSP MANAGEMENT

      Except as otherwise disclosed in this Agreement or in any Schedule, LS Power represents and warrants to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

      Section 4.1 Organization, Qualification and Organizational Power. LSP Management is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign limited liability company in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on LSP Management. LSP Management has full organizational power and authority to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

      Section 4.2 No Conflict; Consents and Approvals. Except as set forth on
Schedule 4.2, the execution, delivery and performance of this Agreement by LS Power and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any provision of the Certificate of Formation of LSP Management or the LSP Management Operating Agreement, or (ii) to LS Power's Knowledge, (a) violate any Law or Governmental Order applicable to LSP Management, (b) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any LSP Management Material Contract, or
(c) result in the creation or imposition of any material encumbrance on any properties of LSP Management. No Governmental Approval to be obtained by or on behalf of LSP Management is or will be necessary for the consummation of the transactions contemplated hereby, other than (i) filings pursuant to the HSR Act as contemplated by Section 8.2.1, and (ii) FERC approvals under Section 203 of the Federal Power Act for changes of control over FERC jurisdictional facilities, in each case to the extent applicable.

      Section 4.3 Membership Interests. The existing membership interests in LSP Management are as set forth on Schedule 4.3. Except for this Agreement and as set forth on Schedule 4.3, (i) there is no authorized or outstanding subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or otherwise acquire membership interests in LSP Management, (ii) there is no commitment on the part of LSP Management to issue membership interests, warrants, options, convertible securities or other such rights, and (iii) no membership interests in LSP Management are reserved for issuance for any such purpose. LSP Management does not have any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its membership interests. Except for this Agreement and as set forth on Schedule 4.3, there is no voting trust or agreement, pledge agreement, buy-sell agreement, right of first refusal or preemptive right relating to any membership interests in LSP Management, or to which LSP Management is a party.

      Section 4.4 Litigation; Compliance with Law.

            4.4.1 Except as set forth on Schedule 4.4, (i) there is no action, suit, claim or proceeding (including, but not limited to, any arbitration proceeding) which is pending or, to LS Power's Knowledge, has been threatened in writing and remains outstanding, and (ii) there is no investigation which, to LS Power's Knowledge, is pending or has been threatened in writing and remains outstanding, against LSP Management, at law or in equity, before or by any Governmental Authority. Except as set forth on Schedule 4.4, LSP Management is not in default with respect to any Governmental Order Known to LS Power or served upon LSP Management.

            4.4.2 Except as set forth on Schedule 4.4, LSP Management is in compliance with all Laws applicable to its business, if any, as currently conducted, except where the failure to so comply would not reasonably be expected to have a material adverse effect on LSP Management.

      Section 4.5 Material Contracts. Schedule 4.5 sets forth all LSP Management Material Contracts and certain other Contracts to which LSP Management is a party. To LS Power's Knowledge, except as otherwise set forth on Schedule 4.5:
(i) each LSP Management Material Contract is valid, binding and in full force and effect, and is enforceable by LSP Management in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law); (ii) LSP Management has performed in all material respects the obligations required to be performed by it under each LSP Management Material Contract; (iii) LSP

Management has not received any written notice of default, termination or cancellation under any LSP Management Material Contract; and (iv) LSP Management has not delivered a notice to a counterparty under any LSP Management Material Contract declaring that a default by such counterparty (which default is continuing) has occurred under such LSP Management Material Contract.

      Section 4.6 ERISA and Employees. LSP Management does not have, and has never had, any employees and does not sponsor, contribute to or provide, and has not promised to provide benefits under, any Employee Program, and does not have, and has never had, any obligation to contribute to or provide benefits under any Employee Program.

      Section 4.7 Regulation. LSP Management is not (a) a "holding company" or a "subsidiary company" of a "public utility holding company" as defined in PUHCA, or (b) subject to regulation as a "public utility" or "public service company" (or similar designation) under the laws of any state in the United States with respect to the rates for the sale of electricity from any Project.

      Section 4.8 Unlawful Payments. No payments of either cash or other consideration have been made to any Person by or on behalf of LSP Management by any officer, director, shareholder or other Person that were unlawful under the Laws of the United States or any state or other government having appropriate jurisdiction.

      Section 4.9 Tax Matters. LSP Management is not required to file any separate income Tax Returns.

      Section 4.10 Brokers. LSP Management does not have any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement. LSP Management does not have any contract, arrangement or understanding with any developer or finder for the payment of a development or finder's fee with respect to the Projects.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER

      Except as otherwise disclosed in this Agreement or in any Schedule, each Seller, severally and not jointly, represents and warrants, only with respect to itself, to Buyer, as of the date hereof (except where such representation or warranty is expressly made as of another specific date), as follows:

      Section 5.1 Organization and Organizational Power. Such Seller is either a limited liability company or a trust, as indicated in the preamble to this Agreement, and it has full power and authority to own the Interests it is agreeing to transfer pursuant to this Agreement and to execute, deliver and perform this Agreement.

      Section 5.2 Authorization; Validity. The execution, delivery and performance of this Agreement by such Seller have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

      Section 5.3 No Conflict; Consents and Approvals. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby (i) will not violate the certificate of formation, limited liability company agreement, trust agreement or other similar organizational documents of such Seller, (ii) will not, to such Seller's Knowledge, violate any Law or Governmental Order applicable to such Seller, and
(iii) will not, to such Seller's Knowledge, violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which such Seller or any of its assets is bound. No Governmental Approval to be obtained by or on behalf of such Seller is or will be necessary for the valid execution, delivery and performance by such Seller of this Agreement or the consummation of the transactions contemplated hereby, other than (i) filings pursuant to the HSR Act as contemplated by
Section 8.2.1, and (ii) FERC approvals under Section 203 of the Federal Power Act for changes of control over FERC jurisdictional facilities.

      Section 5.4 Ownership of Interests. Such Seller owns, of record and beneficially, the Interests it has agreed to transfer pursuant to this Agreement, free and clear of any Liens, other than, in the case of LS Power, the LS Power Pledge. Except for this Agreement and as set forth on Schedule 5.4, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, proxy or agreement or commitment to sell relating to such Seller's Interests. On the Closing Date, upon the consummation of the transactions contemplated by this Agreement, Buyer will own the Interests to be sold by such Seller to Buyer pursuant to this Agreement free and clear of any Liens, except for any Liens created by or at the behest of Buyer. Notwithstanding anything in this Agreement to the contrary, CBCI shall be deemed to be providing the representations and warranties contained in this Section 5.4 only on the Closing Date and not on the date hereof. Nothing contained in the foregoing sentence shall be construed so as to limit CBCI's obligation hereunder to deliver the Interests it has agreed to transfer pursuant to this Agreement free and clear of any Liens.

      Section 5.5 Regulation. Such Seller is not (a) a "holding company" or a "subsidiary company" of a "public utility holding company" as defined in PUHCA or (b) currently subject to regulation as a "public utility" or "public service company" (or similar designation) under the laws of any state in the United States with respect to the rates for the sale of electricity from any Project.

      Section 5.6 Brokers. Such Seller does not have any contract, arrangement or understanding with any investment banking firm, broker or finder with respect to the transactions contemplated by this Agreement, except for LS Power's engagement letter with Credit Suisse First Boston Corporation, whose fees shall be borne by Granite II. Such Seller does not have any contract, arrangement or understanding with any developer or finder for the payment of a development or finder's fee with respect to the Projects.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Granite II and the Sellers as of the date hereof (except where such representation or warranty is expressly made only as of a specific date), as follows:

      Section 6.1 Organization and Corporate Power. Buyer is either a corporation or a limited liability company, as indicated in the preamble to this Agreement, duly organized or formed, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Buyer has full power and authority to execute, deliver and perform this Agreement.

      Section 6.2 Authorization; Validity. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

      Section 6.3 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby
(i) will not violate the certificate of incorporation, by-laws, articles of organization or other similar organizational documents of Buyer, (ii) to Buyer's Knowledge, will not violate any Law or Governmental Order applicable to Buyer, or (iii) to Buyer's Knowledge, will not violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any material note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation by which Buyer or any of its assets is bound.

      Section 6.4 Consents and Approvals. Except as set forth on Schedule 6.4, no Governmental Approval to be obtained by or on behalf of Buyer is or will be necessary for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

      Section 6.5 Brokers. Neither Buyer nor any Subsidiary or Affiliate of Buyer has any contract, arrangement or understanding with any investment banking firm, broker, finder or similar agent with respect to the transactions contemplated by this Agreement, except for Chase Securities Inc., whose fees shall be borne by Buyer.

      Section 6.6 Availability of Funds. At the Closing, Buyer will have sufficient funds to pay the Purchase Price, as adjusted by the Purchase Price Adjustments in accordance with Section 2.1.2, and to consummate the transactions contemplated hereby.

      Section 6.7 No Knowledge of the Sellers' or Granite II's Breach. Buyer has no Knowledge of any breach by any Seller or by Granite II of any representation, warranty or covenant of such Seller or Granite II contained herein. Buyer shall notify LS Power promptly if any such breach comes to its attention prior to the Closing Date; provided, that such notice shall not be deemed to be a Dispute Notice delivered pursuant to Section 9.3.1 unless designated as such by Buyer.

      Section 6.8 Investment. Buyer is not acquiring the Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

ARTICLE 7. ACKNOWLEDGEMENT OF BUYER

      Section 7.1 Acknowledgment.

            7.1.1 Buyer acknowledges that it is not relying on any representation or warranty by or relating to any Seller or Target Entity or any Subsidiary of any Seller or Target Entity, or any representative or agent thereof, except as set forth in this Agreement and the Schedules. Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information in the Confidential Information Memorandum of LS Power, LLC, dated July 2000, or any supplement or amendment thereto provided in connection with the solicitation of proposals to enter into the transactions contemplated by this Agreement and no assurances are given with respect to the accuracy or completeness of any estimates, projections or financial models contained therein or contained in any supplemental information provided to Buyer by any Seller or its representatives, such information having been provided for the convenience of Buyer in order to assist Buyer in framing its due diligence efforts.

            7.1.2 Buyer acknowledges that no assurance is given and no representation or warranty is made by Granite II or any Seller with respect to the likelihood of development, in whole or in part, of any Development Project, including: (i) the likelihood of obtaining construction, term or permanent financing for a Development Project; (ii) the likelihood of obtaining any Approvals that may be necessary to own, lease or otherwise hold properties or assets or conduct activities relating to a Development Project; (iii) the likelihood of entering into any third-party contracts in respect of a Development Project; or (iv) the likelihood that a Development Project will reach any further stage of development, including but not limited to construction or commercial operation thereof.

            7.1.3 Buyer further acknowledges that (i) Buyer, either alone or together with any Persons Buyer has retained to advise it with respect to the transactions contemplated hereby ("Advisors"), has knowledge and experience in transactions of this type and in the business of the Target Entities, and is therefore capable of evaluating the risks and merits of acquiring the Interests,
(ii) neither any of the Sellers, the Target Entities nor any representative or agent thereof or any other Person has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Interests is prudent, (iii) Buyer has conducted certain due diligence, including a review of the documents contained in a data room, and supplemental documents provided in connection with the due diligence process, prepared by or on behalf of the Sellers and the Target Entities, (iv) the Sellers have made available to Buyer certain documents, records and books pertaining to the Target Entities and the Subsidiaries thereof, and Buyer and its Advisors, if any, have had the opportunity to visit the Target Entities and the Subsidiaries thereof, their facilities, plants, development sites, offices and other properties, and ask questions and receive answers concerning the Target Entities, the Subsidiaries thereof and the terms and conditions of this Agreement, and (v) Buyer has reviewed the facts, events and circumstances described on Schedule 7.1.3 and agrees that Buyer will not claim that any of such facts, events or circumstances has or results in a Project Material Adverse Effect.

      Section 7.2 Disclaimer Regarding Assets. Except as otherwise expressly provided herein, each of the Sellers expressly disclaims any representations and warranties of any kind or nature, express or implied, as to the condition (financial and otherwise), value or quality of the assets or operations of any Target Entity or any Subsidiary thereof or the risks and other incidents of a Target Entity or any Subsidiary thereof and each of the Sellers specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to such assets, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, or compliance with environmental requirements, or as to the condition of, or the rights of any Target Entity or any Subsidiary thereof in, or their title to, any of their assets, or any part thereof, or whether any Target Entity or any Subsidiary thereof possess sufficient real property or personal property interests to own or operate such assets. Except as expressly provided herein, no Schedule or exhibit to this Agreement (including, but not limited to, any information contained in any Contract set forth on Schedule 3.8A or 3.8B), nor any other materials or information provided by or communications made by any of the Sellers or any of their respective representatives will cause or create any warranty, express or implied, as to the condition, value or quality of such assets.

      Section 7.3 Limitation of Sellers' Affiliates' Liability. Buyer hereby agrees that no partner, shareholder, member, officer, director, employee or agent of any Seller or any Affiliate of any Seller shall become obligated or incur any liability whatsoever under this Agreement, or, in respect of any claim, demand, action, suit or proceeding arising under this Agreement, except to the extent resulting from the fraud or willful misconduct of any such partner, shareholder, member, officer, director, employee or agent.

      Section 7.4 Excluded Interests. The parties hereto agree that none of the representations, warranties or covenants (other than those contained in Sections
8.16 and 13.2) contained herein shall apply to any of the Excluded Interests.

ARTICLE 8. ADDITIONAL AGREEMENTS

      Section 8.1 Access to Information; Continuing Disclosure. LS Power agrees that from the date hereof until the Closing Date, and subject to the terms of the Confidentiality Agreement dated July 17, 2000 between LS Power and NRG Energy (the "Confidentiality Agreement") and for purposes of transition, (i) upon reasonable notice from Buyer, LS Power shall provide to Buyer reasonable access, at reasonable times during normal business hours, to the properties, books and records of the Target Entities and each Subsidiary thereof and shall promptly furnish to Buyer information as Buyer may reasonably request; provided, that such access shall be afforded to Buyer as soon as practicable but in no event more than two (2) Business Days after receipt of Buyer's request and only in such manner so as not to unreasonably disturb or interfere with the normal operations of a Target Entity or any Subsidiary thereof; and provided, further, that neither any Seller nor any Target Entity shall be required to take any action that would constitute a waiver of the attorney-client privilege and neither any Seller nor any Target Entity need supply to Buyer any information that such party is under a legal obligation not to supply, and (ii) at regular intervals prior to the Closing Date, or at such other times as Buyer or its representatives shall reasonably request, LS Power shall consult with Buyer regarding the conduct of the business of the Target Entities and the Subsidiaries thereof. All information furnished by or on behalf of LS Power hereunder shall be subject to the terms of the Confidentiality Agreement.

      Section 8.2 Regulatory Approvals.

            8.2.1 Antitrust Notification. Buyer and the Sellers will as promptly as practical, but in no event later than thirty (30) days following the execution and delivery of this Agreement, each file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the Notification and Report Form under the HSR Act, if any, required in connection with the transactions contemplated hereby and as promptly as practicable supply any additional information requested in connection herewith pursuant to the HSR Act. Any such Notification and Report Form and additional information, if any, submitted to the FTC or the DOJ shall be in substantial compliance with the requirements of the HSR Act. Each of Buyer and the Sellers shall furnish to the other such information and assistance as the other may reasonably request in connection with their preparation of any filing or submission which is necessary under the HSR Act. Each of Buyer and the Sellers shall keep the other apprised in a prompt manner of the status and substance of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request. Each of Buyer and the Sellers will use their Reasonable Efforts to obtain the


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

termination or expiration of any applicable waiting period required under the HSR Act for the consummation of the transactions contemplated hereby.

            8.2.2 Regulatory Approval Process. Buyer, LS Power and, to the extent required, the other Sellers, the Target Entities and any Subsidiary thereof, shall as promptly as practical, but in no event later than thirty (30) days following the execution and delivery of this Agreement, submit to the appropriate agencies or third parties all declarations, filings and registrations listed on Schedules 9.4 and 10.4. With respect to any filings that will be submitted to the Federal Energy Regulatory Commission ("FERC"), Buyer and LS Power shall cooperate to share and develop information necessary for such filing(s) and drafts of such filing(s) within fifteen (15) Business Days following execution and delivery of this Agreement and shall give each other reasonable opportunity to comment on and to revise such draft filings(s) before such filing(s) are submitted to FERC.

      Section 8.3 Further Assurances. Subject to Section 9.3, from time to time from the date hereof until the Closing Date, as and when requested by any party hereto, the requested party shall use Reasonable Efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary to consummate the transactions contemplated by this Agreement, including, without limitation, (i) such actions as are necessary in connection with obtaining any third party consent identified on Schedule 3.3, 9.4 or 10.4 or any regulatory filings (including filings with FERC) as any party may undertake in connection herewith, (ii) such actions as are necessary in connection with obtaining any other Governmental Approvals that may be appropriate or desirable in connection with the consummation of the


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

transactions contemplated by this Agreement, and (iii) actions related to the identification of local counsel in the jurisdictions in which the Projects are located and the obtaining from such counsel of customary opinions in connection with the consummation of the transactions contemplated by this Agreement.

      Section 8.4 Certain Tax Matters.

            8.4.1 Tax Returns. LS Power shall prepare and file (or cause to be prepared and filed) at its own expense all Tax Returns of the Target Entities and of any Subsidiary thereof which are required to be filed (taking into account extensions of time to file) on or before the Closing Date and all income Tax Returns of the Target Entities (and the Subsidiaries thereof) for tax periods ending on or before the Closing Date. Buyer shall prepare and file (or cause to be prepared and filed) at its own expense all other Tax Returns of the Target Entities (and the Subsidiaries thereof). With respect to any Tax Returns to be filed by Buyer for any periods for which a Seller has any liability for the Taxes due, such Tax Returns will be properly and timely filed by Buyer and will be correct, accurate and complete in all material respects and Buyer shall furnish a completed copy of such Tax Returns to each Seller for such Seller's approval (not to be unreasonably withheld) not later than thirty (30) days before the due date for filing such returns (taking into account extensions of time to file).

            8.4.2 Transfer Taxes. All stamp, documentary, recording, transfer and sales and use taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Buyer, and Buyer at its own expense shall file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use taxes, and, if required by applicable law, each Seller or the Target Entities shall join the execution of any such Tax Returns or other documentation.


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

      Section 8.5 Regular Course of Business. Prior to the Closing, Granite II shall and shall cause its Subsidiaries, and LS Power shall cause LSP Management, to conduct their respective businesses in the ordinary course. Except (a) as specifically provided for by this Agreement, (b) with Buyer's Consent, or (c) as set forth on Schedule 8.5, prior to the Closing, Granite II shall and shall cause its Subsidiaries, and LS Power shall cause LSP Management, not to:

            8.5.1 incur indebtedness for borrowed money, other than (i) accounts payable and trade payables incurred in the ordinary course of business, (ii) indebtedness incurred in under the Contracts listed on Schedules 3.8A, 3.8B and 4.5, (iii) indebtedness which does not exceed the amounts contemplated in the Operating Budget of such Person, and (iv) indebtedness the proceeds of which are used to make payments under the Equipment Contracts;

            8.5.2 acquire or dispose of, in either case in any manner, any assets or properties, other than (i) acquisitions and dispositions in the ordinary course of business, (ii) dispositions of obsolete or surplus assets,
(iii) acquisitions and dispositions in connection with the normal repair and/or replacement of assets or properties, or property losses covered by insurance,
(iv) acquisitions or dispositions in accordance with any Contract listed on
Schedule 3.8A, 3.8B or 4.5, including, without limitation, power purchase agreements, and (v) dispositions of the Excluded Interests;

            8.5.3 amend its certificate of formation, organization or incorporation, its by-laws or other governing documents, other than (i) amendments to the Granite II Partnership Agreement made to delete any of Sections 4.7, 10.8(f), 10.9, 10.20, 10.21 and 10.27 thereof and (ii) amendments that would not adversely affect Buyer;


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

            8.5.4 fail to pay and discharge, on a timely basis consistent with past practices, any liabilities which constitute current liabilities under GAAP, except for (i) liabilities not yet due, or (ii) liabilities which are subject to a good faith contest for which appropriate reserves have been established;

            8.5.5 cancel any material indebtedness owed to Granite II or any Subsidiary thereof or waive in any manner any rights of substantial value to Granite II or any Subsidiary thereof, except if such cancellation or waiver would be accounted for in a Purchase Price Adjustment;

            8.5.6 enter into any agreement or commitment to take any of the actions described in Sections 8.5.1 to 8.5.5; or

            8.5.7 fail to use its Reasonable Efforts to preserve the business or properties of such Person.

      Section 8.6 Maintenance of Representations and Warranties. Prior to the Closing, the Sellers shall not, Granite II shall not and shall cause its Subsidiaries not to, and LS Power shall cause LSP Management not to, take any action that will result in the breach of any of the representations and warranties set forth in Articles 3, 4 and 5.

      Section 8.7 No Other Negotiations. Between the date hereof and the earlier of the Closing or termination of this Agreement, the Sellers shall not, and shall cause the Target Entities and their officers, directors, advisors and Affiliates not to, solicit offers to purchase, or negotiate with any Person other than Buyer with respect to the purchase of, any of the Interests. The Sellers shall immediately cease further negotiations with any parties other than Buyer with respect to any of the foregoing.


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

      Section 8.8 Development Projects. Prior to the Closing, Granite II shall and shall cause its Subsidiaries to (i) continue to develop the Development Projects in the ordinary course in a manner consistent with the activities undertaken with respect to the Development Projects prior to the date of this Agreement, including, without limitation, the activities set forth on Schedule 8.8, and (ii) notify Buyer of, and reasonably consult with Buyer on, any material event or circumstance that arises with respect to a Development Project. If any such event or circumstance would have a Project Material Adverse Effect with respect to the applicable Development Project, Granite II shall not, and shall cause its Subsidiaries not to, take any actions with respect to such event or circumstance without Buyer's Consent.

      Section 8.9 Tax Matters.

            8.9.1 Tax Election. Granite II shall and shall cause each of its Subsidiaries that is treated as a partnership for United States federal income tax purposes to make or maintain a valid election pursuant to Section 754 of the Code that is effective for the taxable year of such partnership that includes the Closing Date.

            8.9.2 Tax Reporting. The Sellers and Buyer acknowledge and agree that, pursuant to Treasury Regulation Sections 1.1060-1T(e)(2), 1.755-2T and 1.743-1(k), and the instructions to Internal Revenue Service Form 8594, none of Buyer, the Sellers, nor any Target Entity (or Subsidiary thereof) is required by law to file a Form 8594 in connection with the purchase by Buyer of the Granite Interests from the Sellers and, therefore, no such form will be filed.

            8.9.3 Cooperation and Tax Returns. Buyer and the Sellers shall each provide the other, and Buyer shall cause the Target Entities and their Subsidiaries to provide the Sellers, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes (including, without limitation, causing an officer of any corporation whose signature is necessary for the filing of a pre-closing period tax return to execute such return in a manner that permits the timely filing of such return). Each party to this Agreement shall promptly notify the other parties regarding any audit, examination, proceeding or determination concerning the Taxes of a Target Entity that could reasonably be expected to affect the Tax liability of the other parties. The Sellers shall exercise at their expense complete control over the handling, disposition and settlement of any governmental inquiry, examination or proceeding that could result in a determination with respect to Taxes due or payable for which the Sellers may be liable or against which the Sellers may be required to indemnify Buyer pursuant to this Agreement. In preparing the United States federal income tax return (and any applicable state income tax returns) for Granite II for the short tax period ending on the Closing Date, the "closing of the books" method shall be used in calculating Granite II's share of the taxable income and loss of the partnerships and limited liability companies in which Granite II is a partner or member.

      Section 8.10 Non-Competition. LS Power agrees that no electric generating facility that LS Power or any Successor Entity develops or participates (directly or indirectly) in the development of shall, (i) until the earlier of
(x) January 1, 2005 or (y) the date which is one year after the last to occur of the commercial operation dates for the Kendall Project, the Kendall Expansion Project and the Nelson Project, interconnect with the electric transmission system of Commonwealth Edison Company within the State of Illinois, (ii) until the earlier of (x) January 1, 2005 or (y) the date which is one year after the last to occur of the commercial operation dates


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

for the Batesville Project, the Batesville Expansion Project and the Pike Project, interconnect with the electric transmission system of Entergy Corporation or Tennessee Valley Association within the State of Mississippi, or
(iii) until the earlier of (x) January 1, 2005 or (y) the date which is one year after the commercial operation date for the Hardee Project, interconnect with the electric transmission system of Florida Power Corporation within the State of Florida.

      Section 8.11 Transition Plan. Not later than thirty (30) days prior to the Target Date, Buyer shall develop and submit to LS Power a proposed plan for the orderly transition of the business of the Target Entities and the efficient continuation of the development of the Kendall Project, the Other Projects and the Development Projects (the "Transition Plan"). LS Power shall provide any comments or suggestions regarding the proposed Transition Plan to Buyer not later than ten (10) Business Days following the receipt thereof. Thereafter the parties shall promptly meet as may be reasonably necessary to attempt to resolve any remaining issues with respect to the Transition Plan. LS Power shall cooperate in good faith in developing the Transition Plan, but shall not be obligated to provide personnel or other assistance unless and until the Transition Plan has been mutually agreed between the parties. The Transition Plan shall (i) cover the period from the Closing to a date not more than ninety
(90) days after the Closing, (ii) describe the categories of assistance and personnel to be provided by LS Power to Buyer and (iii) provide a schedule of reimbursable costs, including hourly rates for personnel, to be paid by Buyer to LS Power.

      Section 8.12 Equipment. If any general event or circumstance affects the equipment being, or intended to be, used in a Project, Granite II shall (i) use Reasonable Efforts to pursue and preserve its warranty or other rights under the applicable Material Contract and (ii) keep


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

Buyer reasonably informed as to the status of, and Granite II's actions with respect to, such event or circumstance, including, without limitation, its receipt of notices from the manufacturer of the equipment affected by such event or circumstance.

      Section 8.13 Insurance. Granite II shall, and shall cause its Subsidiaries to, assist Buyer, at Buyer's expense, in filing any claims under the insurance policies listed on Schedule 3.13. Granite II shall, and shall cause its Subsidiaries to, use Reasonable Efforts to assist Buyer in the transition of the insurance policies listed on Schedule 3.13 (other than the insurance policies contained in Part IV of Schedule 3.13) to Buyer and the maintenance by Buyer of such insurance policies following the Closing Date.

      Section 8.14 Interim Loan Obligations. Buyer shall pay, or cause to be paid, in full on the Closing Date all Granite II Interim Loan Obligations outstanding as of the Closing Date in accordance with the Granite II Interim Loan Documents.

      Section 8.15 Letter of Credit. From the Closing Date to the LC End Date, LS Power shall maintain in favor of the Buyer an irrevocable letter of credit with a initial face amount of $10,000,000 issued by a bank or other financial institution that is rated at least "A3" by Moody's Investor Services, Inc. or at least "A-" by Standard & Poor's Ratings Group; provided, that LS Power shall have no obligation to replenish or reinstate such letter of credit to the extent of any drawings made thereunder.

      Section 8.16 Excluded Interests. Granite II shall have the right, and shall be obligated, prior to the Closing, to transfer all of the Excluded Interests to an Excluded Interests Transferee pursuant to an Assignment and Assumption Agreement.


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

      Section 8.17 Borger Interests. Buyer shall have the right, and shall be obligated, prior to the Closing, to implement a structure which causes the acquisition of the Borger Interests by Buyer's designee on the Closing Date in a manner such that the acquisition and ownership, direct or indirect, of the Borger Interests shall not (i) cause the Borger Project to be unable to maintain its self-certification as a Qualifying Facility, or (ii) cause any Seller, Granite II or any Subsidiary of Granite II to have any liability under the Borger Partnership Agreement; provided, that (a) the actions to be taken by Buyer pursuant to this Section 8.17 shall be at Buyer's expense and the Sellers shall have no liability or obligation with respect to such actions, and (b) Buyer's performance of such actions shall not be deemed to be a condition precedent to Buyer's obligation to purchase the Interests on the Closing Date in accordance with the terms of this Agreement.

      Section 8.18 New Projects. If, at any time prior to December 31, 2005, LS Power determines in its sole discretion to offer a New Project, or an interest in a New Project, for sale to any Person that is not an Affiliate of LS Power, LS Power shall (i) notify Buyer of such determination and (ii) if Buyer so elects, use its commercially reasonable efforts to negotiate in good faith with Buyer to attempt to agree on terms for the sale of such New Project or interest therein to Buyer; provided, that if LS Power and Buyer do not reach agreement on such terms within forty-five (45) days of the date on which LS Power notified Buyer of its determination to offer such New Project or interest therein for sale in accordance with clause (i) above, LS Power shall have no further obligation to Buyer with respect to such New Project or interest therein and shall be permitted to sell such New Project or interest therein to any Person on any terms determined by LS Power in its sole discretion, so long as, with respect to any sale within three (3)


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

months of the end of such forty-five (45) day period, LS Power determines, in good faith, that the terms of such sale are not materially less favorable to LS Power in the aggregate than such terms, if any, as Buyer would have been willing to purchase such New Project or interest therein, as expressed in writing by Buyer during the foregoing forty-five (45) day period. LS Power`s obligations under this Section 8.18 shall cease after LS Power has performed such obligations with respect to an aggregate of 3,000 MW of New Projects.

      Section 8.19 Expansion Projects.

            8.19.1 Buyer shall pay an aggregate of $10,000,000 in cash to the Sellers, divided among the Sellers pro rata in accordance with the percentage interests in Granite II held by the Sellers immediately prior to the Closing, on the Financial Closing Date for the Batesville Expansion Project; provided, that
(x) if the Financial Closing Date for the Batesville Expansion Project has not occurred on or prior to December 31, 2003 and (y) the failure of such Financial Closing Date to occur is not the result of a breach by Granite II or the Sellers of any of the Granite II Surviving Representations or the Seller Surviving Representations, respectively, Buyer shall pay such $10,000,000 in cash to the Sellers, divided among the Sellers pro rata in accordance with the percentage interests in Granite II held by the Sellers immediately prior to the Closing, on January 1, 2004.

            8.19.2 Buyer shall pay an aggregate of $10,000,000 in cash to the Sellers, divided among the Sellers pro rata in accordance with the percentage interests in Granite II held by the Sellers immediately prior to the Closing, on the Financial Closing Date for the Kendall Expansion Project; provided, that (x) if the Financial Closing Date for the Kendall Expansion Project has not occurred on or prior to December 31, 2003 and (y) the failure of such Financial Closing Date to occur is not the result of a breach by Granite II or the Sellers of any of the


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

Granite II Surviving Representations or the Seller Surviving Representations, respectively, Buyer shall pay such $10,000,000 in cash to the Sellers, divided among the Sellers pro rata in accordance with the percentage interests in Granite II held by the Sellers immediately prior to the Closing, on January 1, 2004.

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

      The obligation of Buyer (and its designees) to purchase the Interests from the Sellers on the Closing Date in accordance with this Agreement shall be subject to the satisfaction (or waiver by Buyer) of each of the following conditions, at or before the Closing, and each Seller shall use Reasonable Efforts to cause each of such conditions to be satisfied on or before the Target Date and, in any event, as promptly as practicable:

      Section 9.1 No Injunction. No Governmental Authority of competent jurisdiction shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that the parties shall use their Reasonable Efforts to litigate against, and obtain the lifting of, any such injunction or order.

      Section 9.2 Representations and Warranties and Covenants.

            9.2.1 (i) Each representation or warranty of Granite II, LS Power and the Sellers contained, respectively, in Articles 3, 4 and 5 shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date) as though such representation or warranty was made at and as of the Closing Date, and (ii) Granite II and each Seller shall have performed and complied with (or cured all prior failures to perform and comply with) at or prior to the Closing, in all material respects, the covenants of Granite II or such Seller contained in this


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

Agreement, provided, that the failure of a representation or warranty to be true and correct in all material respects, or the failure of Granite II or any Seller to have performed and complied with (or to have cured all prior failures to perform and comply with), in all material respects, the covenants of Granite II or such Seller contained in this

Agreement, shall not be deemed to be a failure to satisfy the condition precedent set forth in this Section 9.2.1 unless the failure has a Portfolio Material Adverse Effect.

            9.2.2 Buyer shall have received at the Closing a certificate to the effect described in Section 9.2.1, dated as of the Closing Date:

            (i) from Granite II, as to the representations and warranties in
      Article 3 and the covenants of Granite II contained in this Agreement, signed on behalf of Granite II by an executive officer of its general partner;

            (ii) from LS Power, as to the representations and warranties in
      Article 4, signed on behalf of LS Power by an executive officer of LS Power; and

            (iii) from each Seller, as to its representations and warranties in
      Article 5 and the covenants of such Seller contained in this Agreement, signed on behalf of such Seller by an executive officer of such Seller.

      Section 9.3 Project Material Adverse Effect.

            9.3.1 If Buyer Knows (i) that any representation or warranty of Granite II, LS Power or the Sellers contained, respectively, in Articles 3, 4 and 5 is not, or will not be, true and correct in all material respects on any proposed Closing Date, or (ii) that Granite II or the Sellers are not, or will not be, in compliance in all material respects with the covenants of Granite II or the Sellers contained in this Agreement on any proposed Closing Date (an "Alleged Event"), and that such Alleged Event has, or will have, a Project Material Adverse Effect, Buyer may deliver a


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

written notice (a "Dispute Notice") to the Sellers, which Dispute Notice shall
(i) identify the Alleged Event, (ii) set forth a bona fide estimate of the value of the Alleged Event ("Buyer's Estimated Dispute Value"), and (iii) include detailed information which supports Buyer's claim and Buyer's Estimated Dispute Value. Subject to the other limitations on remedies contained in this Agreement, Buyer's failure to deliver a Dispute Notice with respect to the breach of a representation and warranty or covenant of which Buyer does not have Knowledge shall not be deemed to be a waiver by Buyer of any Claim with respect to such breach.

            9.3.2 If the Sellers receive a Dispute Notice from Buyer in accordance with this Section 9.3, the Sellers may, in their sole and absolute discretion, (a) attempt to cure the Alleged Event, (b) elect to compensate Buyer for the Alleged Event, either by a cash payment or an adjustment to the Purchase Price, or (c) if the aggregate of Buyer's Estimated Dispute Values is at least $15,000,000 with respect to a proposed Closing, terminate this Agreement. The Sellers shall provide written notice to Buyer indicating their election on or prior to the proposed Closing Date and, if the Sellers elect to compensate Buyer or terminate this Agreement, specifying the Sellers' estimate of the value of the Alleged Event ("Sellers' Estimated Dispute Value") and including detailed information which supports Sellers' Estimated Dispute Value.

            9.3.3 If the notice provided by the Sellers to Buyer pursuant to
Section 9.3.2 indicates that the Sellers have elected to attempt to cure the Alleged Event, the Sellers shall be permitted to continue to attempt such cure until the Outside Date. At any time during the period in which the Sellers are attempting such cure, the Sellers may, upon written notice to Buyer, elect to compensate Buyer for the Alleged Event.

            9.3.4 If the notice provided by the Sellers to Buyer pursuant to
Section 9.3.2 indicates that the Sellers have elected to either compensate Buyer or terminate this Agreement, the Sellers and Buyer promptly shall in good faith engage in discussions regarding the Alleged Event and the differences between the Sellers' Estimated Dispute Value and Buyer's Estimated Dispute Value. Buyer shall have the right to withdraw its Dispute Notice or agree with Sellers' Estimated Dispute Value (as adjusted, if at all, during such discussions) and, if Buyer withdraws its Dispute Notice or agrees with Sellers' Estimated Dispute Value, the condition set forth in Section 9.2.1 shall be deemed to be satisfied. If within ten (10) Business Days after the Sellers provided their notice to Buyer pursuant to Section 9.3.2 Buyer has not withdrawn its Dispute Notice or agreed with Sellers' Estimated Dispute Value (as adjusted, if at all, during such discussions), and the Sellers and Buyer have not otherwise resolved the dispute, including by way of an agreement to determine the value of the Alleged Event (the "Actual Dispute Value") in accordance with the dispute resolutions provisions contained in Section 13.3, the Sellers may terminate this Agreement and the provisions of Section 12.2 shall apply.

            9.3.5 If the notice provided by the Sellers to Buyer pursuant to
Section 9.3.2 indicates that the Sellers have elected to compensate Buyer, the Sellers and Buyer shall negotiate in good faith to determine the Actual Dispute Value. Once such negotiations have commenced, the Sellers may not elect to terminate this Agreement pursuant to this Section 9.3. If the Sellers elect to compensate Buyer for an Alleged Event in accordance with this Section 9.3, the condition precedent set forth in Section 9.2.1 shall be deemed to be satisfied, notwithstanding that the Actual Dispute Value may not have been agreed upon or determined as of the Closing. If the Sellers and Buyer are able to agree upon the Actual Dispute Value prior to the Closing, then there shall be a credit against the Purchase Price in an amount equal to the Actual Dispute Value.

            9.3.6 If the Sellers and Buyer cannot agree on the Actual Dispute Value prior to the Closing, (i) the Actual Dispute Value shall be determined in accordance with the dispute resolution provisions contained in Section 13.3,
(ii) on the Closing Date Buyer shall deposit into an interest-bearing escrow account (the "Escrow Account") established pursuant to an escrow agreement reasonably acceptable to the Sellers and Buyer an amount equal to Buyer's Estimated Dispute Value less Sellers' Estimated Dispute Value, and (iii) there shall be a credit against the Purchase Price in an amount equal to the Sellers' Estimated Dispute Value plus the deposit made by Buyer into the Escrow Account. Upon determination of the Actual Dispute Value in accordance with the dispute resolution provisions set forth in Section 13.3, an amount equal to the Actual Dispute Value as so determined less Sellers' Estimated Dispute Value shall be paid to Buyer from the Escrow Account, and all amounts remaining in the Escrow Account shall be paid to the Sellers from the Escrow Account, in each case within two (2) Business Days of the determination of the Actual Dispute Value, by wire transfer of immediately available funds to an account designated by the recipient, together with any interest accrued on such amounts.

            9.3.7 At any time prior to the Closing during the period in which the Sellers and Buyer are attempting to reach agreement on the Actual Dispute Value in accordance with this Section 9.3 (including throughout the dispute resolution activities set forth in Section 13.3), the Sellers may, upon written notice to Buyer, elect to attempt to cure the Alleged Event in dispute and shall be permitted to continue to attempt such cure until the Outside Date.


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

      Section 9.4 Approvals and Filings. All Approvals that are listed on
Schedule 9.4, and any other Governmental Approval required to consummate the transactions contemplated hereby, shall have been obtained or made, except where the failure to obtain or make the same is a result of Buyer's breach of its obligations hereunder. All waiting periods under the HSR Act shall have expired or been properly terminated.

      Section 9.5 Updated Schedules. The Sellers shall have provided to Buyer, at least five (5) Business Days prior to a proposed Closing Date, (i) any updates to the Schedules and (ii) any new Schedules, in each case required to reflect additional information obtained by any of the Sellers, Granite II or any Subsidiary of Granite II subsequent to the date of this Agreement; provided, that any such update shall not have the effect of (x) making any representation or warranty contained in this Agreement true and correct in all material respects or (y) curing the failure to perform and comply with any covenant contained in this Agreement in all material respects.

      Section 9.6 Other Projects. Each of the items set forth on Schedules 9.6A and 9.6B shall have been completed in all material respects, or equivalent or substantially similar rights, agreements or other materials in substitution of the items identified on Schedules 9.6A and 9.6B shall have been provided.

      Section 9.7 Deliveries. The Sellers shall have delivered the items required to be delivered by the Sellers pursuant to Section 11.2.

ARTICLE 10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERs

      The obligations of each of the Sellers to sell the Interests to Buyer on the Closing Date in accordance with this Agreement shall be subject to the satisfaction (or waiver by LS Power) of


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each of the following conditions, on or before the Closing, and Buyer shall use
Reasonable Efforts to cause each of such conditions to be satisfied on or before the Target Date and, in any event, as promptly as practicable:

      Section 10.1 No Injunction. No Governmental Authority of competent jurisdiction shall have issued any injunction or other order (whether temporary, preliminary or permanent) which prohibits the consummation of the transactions contemplated hereby; provided, that the parties shall use their Reasonable Efforts to litigate against, and obtain the lifting of, any such injunction or order.

      Section 10.2 Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in each case except where such representation or warranty is expressly made only as of another specific date) as though such representations and warranties were made at and as of the Closing Date; and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.

      Section 10.3 Performance. Buyer shall have performed and complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and the Sellers shall have received at the Closing a certificate, dated the Closing Date, signed on behalf of Buyer by an executive officer of Buyer to such effect.

      Section 10.4 Approvals and Filings. All Approvals that are listed on
Schedule 10.4, and any other material consents, authorizations, approvals, declarations and filings that are required to consummate the transactions contemplated hereby, shall have been obtained or made. All waiting periods under the HSR Act shall have expired or been properly terminated.


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

      Section 10.5 Deliveries. Buyer shall have delivered the items required to be delivered by Buyer pursuant to Section 11.2.

ARTICLE 11. CLOSING

      Section 11.1 Time and Place. Subject to the provisions of Articles 9 and 10, the closing of the sale by the Sellers and the purchase by Buyer of the Interests and the consummation of the transactions contemplated by Article 2 (the "Closing") shall take place at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, on the Target Date; provided, however, that if all of the conditions contained in Articles 9 and 10 are satisfied or waived prior to the Target Date then the Closing shall take place on the fifth (5th) Business Day after the date on which such conditions are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); and provided, further that, if all of the conditions in Articles 9 and 10 are not satisfied by the Target Date, then, subject to Article 12, the Closing shall take place on the fifth (5th) Business Day after the date on which such conditions are satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); and provided, further that, notwithstanding the foregoing, the Closing may take place at such other place, at such other time, or on such other date as the parties hereto may mutually agree (the date on which the Closing occurs being herein referred to as the "Closing Date").

      Section 11.2 Deliveries.

            11.2.1 Partnership and Membership Interests. At the Closing, each Seller shall deliver to Buyer all instruments evidencing the Interests, and all other instruments, certificates, assignment agreements and other documents necessary to effect the transfer of the Interests to Buyer, including any necessary amendment to the Granite II Partnership Agreement.


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            11.2.2 Certificates. At the Closing, Buyer, Granite II and each
Seller shall deliver to each other the certificates and other items described in Articles 9 and 10.

            11.2.3 Other Closing Transactions. Each of the parties hereto shall take such other actions required hereby to be performed by it prior to or on the Closing Date, including, without limitation, satisfying the conditions set forth in Articles 9 and 10.

            11.2.4 Resolutions. At the Closing, LS Power shall deliver to Buyer
(i) a copy of the resolutions authorizing the execution, delivery and performance of this Agreement by LS Power, and (ii) evidence reasonably satisfactory to Buyer of the authority of CBCI and Cogen to execute, deliver and perform this Agreement.

            11.2.5 Legal Opinions. At the Closing, (i) each Seller shall deliver to Buyer an opinion of counsel to such Seller (which, in the case of LS Power, will be Latham & Watkins) covering the subject matter included on Schedule 11.2.5A in form and substance reasonably satisfactory to Buyer, and (ii) Buyer shall deliver to the Sellers an opinion of counsel to Buyer (which will be Dorsey & Whitney LLP) covering the subject matter included on Schedule 11.2.5B in form and substance reasonably satisfactory to Sellers.

            11.2.6 Officer and Director Resignations. At the Closing, LS Power shall deliver to Buyer written resignations of each of the incumbent officers and directors of Granite II and its Subsidiaries, other than the "independent directors" listed on Schedule 11.2.6, and shall deliver a letter from such "independent directors" agreeing to resign upon request from Buyer following the Closing.


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            11.2.7 Good Standing Certificates. At the Closing, LS Power shall deliver good standing certificates (or their equivalent) for each of the Target Entities and their Subsidiaries, in each case in the jurisdiction of formation of such Person.

            11.2.8 Organizational Documents. At the Closing, LS Power shall deliver to Buyer certified copies of the organizational documents of each of the Target Entities.

            11.2.9 Incumbency Certificate. At the Closing, LS Power shall deliver to Buyer incumbency certificates for each of the Sellers.

            11.2.10 Financial Statements. At the Closing, LS Power shall deliver to Buyer any updated Financial Statements and the Closing Balance Sheets.

            11.2.11 Non-Competition Agreement. At the Closing, LS Power shall deliver a Noncompetition Agreement among Buyer and Mikhail Segal substantially in the form attached hereto as Exhibit B.

            11.2.12 UCC Termination Statements. So long as Buyer shall have repaid the Granite II Interim Obligations in accordance with Section 8.14, at the Closing LS Power shall deliver UCC-3 termination statements executed by Credit Suisse First Boston with respect to the termination of the LS Power Pledge.

            11.2.13 Letter of Credit. At the Closing, LS Power shall deliver to Buyer the letter of credit required under Section 8.15.

            11.2.14 Additional Documents. At the Closing, each party shall execute and deliver to the other parties all documents which the other reasonably determines are necessary to consummate the transactions contemplated hereby or to demonstrate or evidence compliance with the terms or the accuracy of any representation or warranty set forth herein.


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ARTICLE 12. TERMINATION AND ABANDONMENT

      Section 12.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to the Closing Date:

            12.1.1 by mutual consent of the Sellers and Buyer; or

            12.1.2 by the Sellers in accordance with Section 9.3; or

            12.1.3 by the Sellers or Buyer at any time after the Outside Date, upon not less than ten (10) days prior written notice, if (i) the Closing has not occurred and (ii) the Sellers and Buyer are not then engaged in the dispute resolution procedures set forth in Section 9.3; or

            12.1.4 so long as Buyer is not in material violation or breach of its covenants or representations and warranties contained in this Agreement, by Buyer, upon not less than thirty (30) days prior written notice, if there has been a material violation or breach by Granite II or the Sellers of their covenants or representations and warranties contained in this Agreement, and such violation or breach (a) has a Portfolio Material Adverse Effect and (b) is not susceptible to cure (or, if so susceptible, is not the subject of diligent efforts on the breaching party to cure); or

            12.1.5 so long as the Sellers are not in material violation or breach of their covenants or representations and warranties contained in this Agreement, by the Sellers, upon not less than thirty (30) days prior written notice, if there has been a material violation or breach by Buyer of their covenants or representations and warranties contained in this Agreement, and such violation or breach is not susceptible to cure (or, if so susceptible, is not the subject of diligent efforts on the part of Buyer to cure).

      Section 12.2 Procedure Upon Termination and Consequences. Buyer or the Sellers, as the case may be, may terminate this Agreement when permitted pursuant to Section 12.1 by delivering written notice of such termination, and such termination shall be effective upon


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delivery of such notice in accordance with Section 14.3. If this Agreement is terminated as provided herein:

            12.2.1 each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the parties furnishing the same; and

            12.2.2 no party hereto shall have any liability or further obligation to any other party to this Agreement (i) except with respect to the Confidentiality Agreement, which shall survive the termination of this Agreement, including with respect to information that is subject to the Confidentiality Agreement pursuant to Section 8.1, and (ii) except for such legal and equitable rights and remedies which any party may have by reason of any breach or violation of this Agreement by any other party prior to such termination; provided, that if this Agreement is terminated by Buyer in accordance with the terms hereof because of the failure of any of the representations and warranties of Granite II, LS Power and the Sellers contained, respectively, in Articles 3, 4 and 5, to have been true and correct when made on the date of this Agreement, Buyer's remedy for such failure shall be limited to the actual, direct, reasonable third-party expenses incurred by Buyer in connection with the transactions contemplated herein prior to the date of termination; provided, further, that nothing in the immediately preceding proviso shall (x) limit Buyer's rights and remedies pursuant to clause (ii) above with respect to a breach by the Sellers of their covenants contained herein or (y) limit Buyer's rights and remedies with respect to claims for fraud or willful misconduct.

ARTICLE 13. SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION

      Section 13.1 Survival. The Surviving Representations and the Surviving Covenants shall survive the Closing; provided, that the representations and warranties of Granite II


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contained in Section 3.7 and the representations and warranties of LS Power contained in Section 4.9 shall (i) survive the Closing solely as such representations and warranties relate to income taxes and (ii) survive the Closing until the termination of the applicable statute of limitations period. Except as otherwise provided in this Section 13.1, the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other instrument delivered pursuant to this Agreement shall not survive the Closing and shall terminate simultaneously therewith, and from and after the Closing no party shall have any liability with respect to any such terminated representation, warranty, covenant or agreement.

      Section 13.2 Indemnification.

            13.2.1 Indemnification by Sellers. Subject to the limitations, qualifications and other provisions of this Section 13.2, from and after the Closing, each Seller shall, severally and not jointly, indemnify and hold harmless Buyer and each of the directors, officers and employees of Buyer ("Buyer Representatives", and together with Buyer, the "Buyer Indemnified Group"), from and against any costs or expenses (including reasonable attorneys'
fees), judgments, fines, losses, claims and damages (collectively, "Damages"), incurred by any member of the Buyer Indemnified Group which result from (i) any breach of any Seller Surviving Representation, Granite II Surviving Representation or LSP Management Surviving Representation, (ii) the failure of Granite II or such Seller to perform any Surviving Covenant of Granite II or such Seller, or (iii) the Excluded Interests.

            13.2.2 Indemnification by Buyer. Subject to the limitations, qualifications and other provisions of this Section 13.2, Buyer shall, jointly and severally, indemnify and hold harmless the Sellers, Granite II and each of the directors, officers and employees of the Sellers and Granite II ("Seller Representatives", and, together with the Sellers and Granite II, the "Seller


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Indemnified Group"), from and against any Damages incurred by any member of the
Seller Indemnified Group which result from (i) any breach of any Buyer Surviving Representation, (ii) the failure of Buyer to perform any Surviving Covenant of Buyer, or (iii) the transfer of the Borger Interests.

            13.2.3 Timing of Notice of Claim. Notwithstanding anything herein to the contrary, no person shall be entitled to indemnification pursuant to this
Section 13.2 unless the person seeking indemnification shall have delivered notice of a claim for Damages (a "Claim") in writing to LS Power (in the case of any such Claim by a member of the Buyer Indemnified Group) or Buyer (in the case of any such Claim by a member of the Seller Indemnified Group) during the period in which the applicable representation and warranty or covenant is expressly stated in Section 13.1 to survive the Closing (the "Survival Period"). The termination of the applicable Survival Period shall not affect the rights of any member of the Buyer Indemnified Group or the Seller Indemnified Group (in either case, an "Indemnified Party") in respect of any Claim made by such Person in writing received by the indemnifying person or persons (the "Indemnifying Party") during the applicable Survival Period.

            13.2.4 Limitations on Indemnification.

                  (a) Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 13.2:

                  (i) no Seller other than LS Power shall have any obligation to indemnify any Indemnified Party with respect to any Claim for the breach of an LSP Management Surviving Representation;


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

                  (ii) the obligation of any Seller to indemnify any Indemnified
            Party with respect to any Claim for the breach of a Granite II Surviving Representation shall be limited (x) with respect to LS Power, to an amount equal to 75% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group, (y) with respect to CBCI, to an amount equal to 12.5% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group, and (z) with respect to Cogen, to an amount equal to 12.5% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group, and

                  (iii) the obligation of any Seller to indemnify any
            Indemnified Party with respect to any Claim for the breach by Granite II of a Surviving Covenant shall be limited (x) with respect to LS Power, to an amount equal to the sum of (1) 75% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group, plus (2) the amount of such Damages that would otherwise be payable by CBCI but for the aggregate limit referred to in the following clause (y), plus (3) the amount of such Damages that would otherwise be payable by Cogen but for the aggregate limit referred to in the following clause (z), (y) with respect to CBCI, to an amount equal to 12.5% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the Buyer Indemnified Group, up to an aggregate limit of $5,000,000 for all Claims for breach by Granite II of Surviving Covenants, and (z) with respect to Cogen, to an amount equal to 12.5% of the aggregate amount of Damages that are the subject of such Claim incurred by all members of the


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            Buyer Indemnified Group, up to an aggregate limit of $5,000,000 for all Claims for breach by Granite II of Surviving Covenants.

                  (b) This Section 13.2 shall be effective as of the Closing. Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 13.2, after the Closing no Person shall have any right to indemnification or other right to recovery with respect to this Agreement and the transactions contemplated hereby except (i) pursuant to this
Section 13.2 and (ii) with respect to claims for fraud or willful misconduct.

                  (c) Notwithstanding anything herein to the contrary, but subject to the other provisions of this Section 13.2, no party shall have any indemnification obligation to any other Person with respect to any Damages (i) to the extent that a reserve or allowance for such Damages is included in the applicable Closing Balance Sheet and such Damages are or will be accounted for in a Purchase Price Adjustment, (ii) to the extent that a reserve or allowance for such Damages is included in the applicable Latest Balance Sheet, or (iii) consisting of incidental, indirect, consequential or punitive damages, or damages for lost profits, other than Damages payable by an Indemnified Party to a third party that is not an Indemnified Party.

            13.2.5 Procedure.

                  (a) If any Indemnified Party intends to seek indemnification pursuant to this Section 13.2, the relevant Indemnified Party shall promptly notify the Indemnifying Party in writing of such Claim describing such Claim in reasonable detail; provided, that the failure to provide such notice shall not affect the obligation of the Indemnifying Party unless it is actually prejudiced thereby. In the event that such Claim involves a Claim by a third party against any Indemnified Party, the Indemnifying Party may elect to assume the defense of such third-party


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Claim by delivering a written notice to the Indemnified Party, not more than thirty (30) days after the receipt by the Indemnifying Party of the notice of such third-party Claim, stating that the Indemnifying Party will undertake, conduct and control, through counsel of its own choosing (which shall be reasonably satisfactory to the Indemnified Party) and at its own expense, the settlement or defense thereof. If it so decides, the Indemnified Party may consult with the Indemnifying Party in such settlement or defense at such Indemnified Party's sole cost and expense through counsel chosen by the Indemnified Party. Notwithstanding anything in this Section 13.2 to the contrary, the Indemnifying Party may, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed and legally effective written release of all of the Indemnified Parties from all liability in respect of such action without imposing any covenants or agreements on any Indemnified Party other than to grant a reciprocal release. The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent (which shall not be unreasonably withheld) or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party agrees to indemnify and hold harmless such Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

                  (b) The Indemnified Party and the Indemnifying Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any Claim in respect of which indemnity is sought pursuant to this Section 13.2, including, but not limited to, by providing the other party with reasonable access to employees


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and officers (including as witnesses) and other information. Except as otherwise provided in clause (a) above, the Indemnifying Party shall reimburse the Indemnified Party for any out-of-pocket costs of the Indemnified Party resulting from such cooperation.

            13.2.6 Calculation.

                  (a) Insurance and Indemnity Proceeds. To the extent that any of the indemnification obligations of any Indemnifying Party pursuant to this
Section 13.2 are covered by insurance or any right to indemnification (other than pursuant to this Section 13.2) held by any Indemnified Party, such Indemnified Party shall be entitled to indemnification pursuant to this Section
13.2 only with respect to the amount of Damages that is in excess of the cash proceeds actually received by such Indemnified Party pursuant to such insurance or right to indemnification. Such Indemnified Party shall use reasonable efforts to collect all amounts due to such Indemnified Party pursuant to any such insurance or right to indemnification. If such Indemnified Party receives such cash insurance or indemnification proceeds prior to the time a Claim is paid, then the amount payable by the Indemnifying Party pursuant to such Claim shall be reduced by the amount of such proceeds. If such Indemnified Party receives such cash insurance or indemnification proceeds after such Claim has been paid, then upon the receipt by the Indemnified Party of any such cash proceeds, up to the amount of Damages incurred by such Indemnified Party with respect to such Claim, such Indemnified Party shall remit to the Indemnifying Party an amount equal to the lesser of (a) the amount of such cash proceeds or (b) the amount which was previously paid by the Indemnifying Party to such Indemnified Party in satisfaction of such Claim.


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                  (b) Effect of Taxes. The amount of any Damages under this
Section 13.2 shall be calculated giving effect to actual Tax savings, if any, to the Indemnified Party resulting from the payments (or adjustments) giving rise to the payment of such Damages, after giving effect to the additional Taxes, if any, incurred by reason of such indemnification payments (other than Taxes incurred by Buyer as a result of a reduction in Buyer's Tax basis in the Interests or otherwise incurred as a result of Buyer's treatment of such payment as a purchase price adjustment in accordance with Section 13.2.7). The amount shall be reasonably determined by the Indemnified Party taking into account actual Tax savings and actual additional Taxes realized or incurred or to be realized or incurred during the taxable period in which such payment of Damages accrues and during prior periods. All such calculations shall be subject to the reasonable review of the Indemnifying Party. Upon request by the Indemnifying Party, the Indemnified Party shall provide a certificate prepared by the Independent Accounting Firm regarding actual Tax savings and/or actual additional Taxes incurred or realized in any given year. If a payment of Damages is made prior to the filing of relevant Tax Returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax savings or actual additional Taxes differ from the estimated amount.

      13.2.7 Characterization. The parties agree to report any payment made pursuant to this Section 13.2 as a purchase price adjustment for federal income tax reporting purposes, unless otherwise required by applicable law.

      Section 13.3 Dispute Resolution.

      13.3.1 Senior Officers. If the Sellers and Buyer cannot agree on an Actual Dispute Value prior to the Closing pursuant to the good faith negotiations referred to in Section 9.3.4 and 9.3.5 (a "Dispute"), the Sellers and Buyer shall each notify the other in writing of the


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senior officer of LS Power or NRG Energy, respectively, who has authority to settle such Dispute within five (5) Business Days after the Closing Date. The senior officers shall meet and attempt to resolve the Dispute within ten (10) Business Days after the final senior officer was designated in accordance with the preceding sentence.

            13.3.2 Resolution by Expert. Any Dispute that has not been resolved following the procedures set forth in Section 13.3.1 shall be resolved by an Expert selected by the Sellers and Buyer. The Sellers and Buyer shall select an Expert within ten (10) Business Days after the last day of the period during which the senior officers may attempt to resolve the dispute in accordance with
Section 13.3.1. Proceedings before an Expert shall be governed by the laws of the State of New York (without regard to rules regarding conflicts of laws). Unless the Sellers and Buyer agree otherwise, such proceedings shall take place in Chicago, Illinois. The Sellers and Buyer agree that proceedings before an Expert shall proceed as expeditiously as possible and that the Expert shall render a final award within ten (10) Business Days after the Sellers and Buyer submit information regarding the Dispute to the Expert. All Experts shall agree to comply with this schedule before they accept their appointment. Any decision of an Expert shall be final and binding on the Sellers and Buyer.

            13.3.3 Arbitration.

                  (a) Any Dispute that has not been resolved following the procedures set forth in Section 13.3.2, or for which the Sellers and Buyer failed to select an Expert during the ten (10) Business Day period described in
Section 13.3.2, shall be resolved by final and binding arbitration in accordance with the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association as then in effect. The arbitration shall be


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

governed by the laws of the State of New York (without regard to rules regarding conflicts of laws).

                  (b) Within ten (10) Business Days after the Dispute is referred to arbitration, the Sellers and Buyer shall each designate one (1) person to act as its arbitrator. Such designation shall be by written notice to the other party. The arbitrators designated by the Sellers and Buyer shall select a third arbitrator who shall serve as chair of the tribunal within ten
(10) Business Days of their appointment. If the arbitrators selected by the Sellers and Buyer are unable or fail to agree upon the third arbitrator within ten (10) Business Days, the third arbitrator shall be selected by the American Arbitration Association upon the Sellers' or Buyer's application.

                  (c) The Sellers and Buyer agree that the arbitration shall proceed as expeditiously as possible and that the tribunal shall render a final award within thirty (30) days after the tribunal has been constituted. All arbitrators shall agree to comply with this schedule before they accept their appointment. The thirty (30) day time period may be extended, however, either by agreement of the Sellers and Buyer or by the tribunal if, in the tribunal's judgement, such an extension is necessary. Unless the Sellers and Buyer agree otherwise, the place of arbitration shall be Chicago, Illinois. Upon request of the Sellers or Buyer, the arbitrators may issue such orders for interim or provisional relief that may be necessary to avoid irreparable harm to the Sellers or Buyer, as the case may be, without prejudice to the rights of the Sellers and Buyer to the final determination of the Dispute.

                  (d) THE SELLERS AND BUYER AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, THE PROCEDURES SET FORTH IN THIS


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SECTION 13.3 SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO
ANY DISPUTE (AS DEFINED HEREIN), AND, EXCEPT AS SET FORTH IN CLAUSE (E) BELOW, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. The agreement to arbitrate set forth in this Section
13.3 shall be specifically enforceable. Notwithstanding the foregoing, the Sellers or Buyer may seek from any court of competent jurisdiction any interim or provisional relief that may be necessary to avoid irreparable harm to the Sellers or Buyer, as the case may be, pending the establishment of the arbitral tribunal for a Dispute.

                  (e) Any decision or award rendered by a majority of an arbitral tribunal with respect to a Dispute shall be final and binding upon the Sellers and Buyer and judgment on such an award may be entered in any court of competent jurisdiction. Each of the Sellers and Buyer agrees that a judgment based on the arbitral award may be enforced against such Person or its assets wherever they may be found. The Sellers and Buyer hereby waive any right to appeal or to review the decision or award of an arbitral tribunal by any court or tribunal and also waive any objections to the enforcement of such decision or award.

                  (f) The costs and fees of arbitration shall be paid in accordance with (i) the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of this Agreement and (ii) the decision of the arbitral tribunal.

            13.3.4 Continuing Performance Obligations. While a Dispute is pending, each party hereto shall continue to perform its obligations under this Agreement, unless such party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.


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      Section 13.4 New York Courts. Other than with respect to the requirements to use specified dispute resolution procedures set forth in Sections 2.1.2, 9.3 and 13.3, subject to the limitations on remedies contained herein, the parties hereto may elect to pursue the rights and remedies available to them in any court of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York. By execution and delivery of this Agreement, each party hereto accepts, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

ARTICLE 14. MISCELLANEOUS

      Section 14.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Buyer, Granite II and each of the Sellers. No course of dealing between or among any Persons having any interest in this Agreement will be deemed to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

      Section 14.2 Waiver of Compliance. Any failure of Buyer, on the one hand, or Granite II or any Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein, may be expressly waived in writing by LS Power, in the event of any such failure by Buyer, or by Buyer, in the event of any such failure by Granite II or any Seller, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 14.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) facsimile transmission, (c) registered or certified mail, postage prepaid, return receipt requested, or (d) air courier


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service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder).

      If to a Seller, to:

            such Seller
            c/o LS Power, LLC
            Two Tower Center, 20th Floor
            East Brunswick, NJ  08816
            Attn: Chief Executive Officer
                  Telecopy:  (732) 249-7290
                  General Counsel
                  Telecopy:  (732) 249-7290

      with copies to:

            Latham & Watkins
            885 Third Avenue, Suite 1000
            New York, New York 10022-4802
            Attn: David A. Gordon, Esq.
                  Telecopy:  (212) 751-4864


      or to such other Person or address as such Seller shall designate in writing.


      If to Buyer to:

            NRG Energy, Inc.
            901 Marquette, Suite 2300
            Minneapolis, Minnesota 55402
            Attn: Chief Executive Officer, NRG North America
                  Telecopy:  (612) 373-5430
                  General Counsel
                  Telecopy:  (612) 373-5392


      with a copy to:
            Dorsey & Whitney LLP
            220 South Sixth Street
            Minneapolis, Minnesota 55402
            Attn: Jay F. Cook, Esq.
                  Telecopy:  (612) 340-2644


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      or to such other Person or address as Buyer shall designate in writing.

      All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of a facsimile transmission, transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above by first class mail or by an air courier service, postage prepaid. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

      Section 14.4 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of (i) in the case of an assignment by Buyer, the Sellers, or (ii) in the case of an assignment by any Seller, Buyer and the other Sellers; provided, that Buyer may assign its rights and interests hereunder without the prior written consent of the Sellers, (x) to any Person controlled by NRG Energy or Excel Energy, and (y) as contemplated by Section 8.17, in each case so long as Buyer remains fully liable to perform all of its obligations hereunder. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.


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      Section 14.5 Entire Agreement. This Agreement, including the Schedules and the Confidentiality Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and understandings among the parties with respect to such subject matter and supersede any letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) Buyer or its agents or representatives to the Sellers, Chase Securities Inc., Credit Suisse First
Boston Corporation or any of their respective agents or representatives, or (ii) the Sellers, Credit Suisse First Boston Corporation or their respective agents or representatives to Buyer or any of its agents or representatives, in connection with the bidding process which occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement. No communications by or on behalf of any Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or any other information shall be deemed to (i) constitute a representation, warranty or an agreement of the Sellers, or (ii) be part of this Agreement.

      Section 14.6 Expenses. Each party to this Agreement will pay its own expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated herein.

      Section 14.7 Press Releases and Announcements; Disclosure. No press release or other public announcement or disclosure related to this Agreement or the transactions contemplated herein (including but not limited to the terms and conditions of this Agreement) shall be issued


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or made without the prior approval of Buyer and LS Power. The foregoing shall not prohibit any disclosure required by law, provided, that such disclosure is made pursuant to the Confidentiality Agreement and that the disclosing party shall consult with the other parties in advance of such disclosure; and provided, further, that Buyer reserves the right to disclose the existence, status and terms of this Agreement at any time that the United States securities laws or the rules of any United States stock exchange on which its shares are traded require such disclosure (if, in the case of the initial disclosure, Buyer shall have received advice from nationally recognized outside counsel that such disclosure is required), and Buyer shall have the right to issue a press release, after consultation with LS Power, regarding the transactions contemplated hereby upon the signing of this Agreement and upon the Closing.

      Section 14.8 Governing Law. This Agreement shall be construed and enforced in accordance with the Laws of the State of New York without giving effect to the choice of law principles thereof. Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the State of New York.

      Section 14.9 Nonforeign Affidavit. At or prior to the Closing, each Seller shall furnish to Buyer an affidavit stating, under penalty of perjury, that the indicated number is that Seller's taxpayer identification number and that such Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.


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      Section 14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

      Section 14.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means including without limitation. No dollar or other monetary amount referred to in this Agreement or in any Schedule hereto constitutes a representation with respect to the materiality of that dollar amount and is not intended to establish a standard of materiality or significance and shall not be deemed to have such effect.

      Section 14.12 Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

      Section 14.13 Buyer. All obligations and liabilities of NRG Energy and NRG Granite hereunder shall be joint and several between NRG Energy and NRG Granite. The Sellers may conclusively presume and rely on any instrument executed, notice or consent given, or other action taken by NRG Energy, and such instrument, notice, consent or other action shall be


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

deemed to be authorized by, and shall be binding on, NRG Energy and NRG Granite. Any notice or other information provided by the Sellers to NRG Energy shall be deemed to have been provided to NRG Energy and NRG Granite. In the event that any dispute shall arise between NRG Energy and NRG Granite with respect to the allocation as between NRG Energy and NRG Granite of the obligations or responsibilities of Buyer set forth herein or arising hereunder, such dispute shall not suspend, excuse, waive or affect the obligations and responsibilities of Buyer under this Agreement.

      Section 14.14 Visitation. LS Power and its invitees shall have the right from time to time after the Closing Date to visit the Projects upon reasonable notice to Buyer; provided, that such visits (i) shall not interfere with the operation, construction or maintenance of the Projects and (ii) shall be at LS Power's and its invitees' sole risk and expense. During any such visit, LS Power shall comply with Buyer's reasonable procedures for on-site visits.

                  [Remainder of Page Intentionally Left Blank]


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      IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed on the day and year first above written.

                                       LS POWER, LLC

                                       By:      /s/ Mikhail Segal
                                          ---------------------------------
                                                   Mikhail Segal
                                                     President


                                       CB CAPITAL INVESTORS, LLC

                                       By: Chase Capital Partners,
                                           its Investment Manager

                                       By: /s/ Christopher C. Behrens
                                          ---------------------------------
                                                General Partner

                                               /s/ Joseph Cogen
                                       -----------------------------------------
                                       Joseph Cogen, as trustee of the trust
                                       created by that certain Trust Agreement
                                       dated December 3, 1991


                                       GRANITE POWER PARTNERS II, L.P.

                                       By: LS Power, LLC,
                                           its general partner

                                       By:      /s/ Mikhail Segal
                                          ---------------------------------
                                                   Mikhail Segal
                                                     President


                                       NRG ENERGY, INC.

                                       By: /s/ Craig A. Mataczynski
                                          ---------------------------------
                                               Craig A. Mataczynski
                                               Senior Vice President


                                       NRG GRANITE ACQUISITION LLC

                                       By: /s/ Craig A. Mataczynski
                                          ---------------------------------
                                               Craig A. Mataczynski
                                               Senior Vice President


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